EXHIBIT 10.1

OPERATING AGREEMENT

OF

1850 DE LA CRUZ LLC,

a California limited liability company

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THE INTERESTS (AS DEFINED BELOW) HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  THE INTERESTS HAVE BEEN ISSUED AND SOLD PURSUANT TO AN EXEMPTION FROM THE SECURITIES ACT OF 1933, AS AMENDED AND THE SECURITIES LAWS OF THE VARIOUS STATES.  THE INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE MANAGER (AS DEFINED BELOW), SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED.  ANY TRANSFER OF THE INTERESTS IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH IN THIS OPERATING AGREEMENT.
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587048 v8/SD

Table of Contents

Page

ARTICLE 1 FORMATION 1

1.1	Recitals	1

1.2	Formation	1

1.3	Name	2

1.4	Principal Place of Business; Statutory Office and Agent	2

1.5	Term	2

ARTICLE 2 PURPOSES 2

2.1	Permitted Businesses and Activities	2

ARTICLE 3 MEMBERS AND CONTRIBUTIONS 2

3.1	Identity of Members	2

3.2	Classes of Members	2

3.3	Initial Capital Contributions	2

3.4	Liability of Members; Interest on and Return of Capital Contribution; Priority and Return of Capital	4

3.5	Loans	4

3.6	Guarantee of Debt or Liabilities	4

3.7	No Admission of New Member	4

3.8	Additional Capital Contributions	4

ARTICLE 4 DISTRIBUTIONS AND ALLOCATIONS 7

4.1	Distributions	7

4.2	Allocation of Profits and Losses	8

ARTICLE 5 MANAGEMENT RIGHTS AND DUTIES 8

5.1	Number and Tenure	8

5.2	Management	8

5.3	Resignation, Termination, Removal, and Vacancies	10

5.4	Liability for Certain Acts	10

5.5	Indemnity by Company	11

5.6	Expenses	12

5.7	Payment of Fees to Manager	12

5.8	No Exclusive Duty; Other Business and Activities; Competitive Activities	12

5.9	Transactions Between the Company and the Manager	12

5.10	Bank Accounts	13

5.11	Meetings	13

5.12	Appointment of Officers	13

5.13	Ownership	13

5.14	Authority as to Third Persons	13

5.15	Safe Harbor Election and Forfeiture Allocations	13

ARTICLE 6 ACCOUNTING, TAX MATTERS AND REPORTS 14

6.1	Tax Matters Partner	14

6.2	Accounting Principles	14

6.3	Returns	14

6.4	Records and Reports	14

6.5	Access to Records	15

ARTICLE 7 RIGHTS AND OBLIGATIONS OF MEMBERS 15

7.1	Limitation of Liability	15

7.2	Indemnity by Company	16

7.3	Other Business and Activities; Competitive Activities	16

7.4	Restrictions on Member	16

7.5	Voting	16

7.6	Meetings	17

7.7	Environmental Work	19

7.8	Buy/Sell Right	19

7.9	Operations in Pre-Closing Period	21

ARTICLE 8 TRANSFERS 21

8.1	Transfers of Member Interest	21

8.2	Permitted Transfer	23

8.3	Non-Permitted Transfer on Death or Trustee Change	23

8.4	Involuntary Transfer (Purchase Option)	23

8.5	Voluntary Transfer (Right of First Offer)	25

8.6	Transfer Notice	26

8.7	Assignees Versus Substitute Members	26

8.8	Further Restrictions; Invalid Restrictions	27

8.9	Deceased Transferor or Changed Trustee	27

8.10	Election to Adjust Basis	28

ARTICLE 9 DISSOLUTION 28

9.1	Dissolution	28

9.2	Effect of Dissolution Event	28

9.3	Distribution of Assets upon Dissolution	28

9.4	Filing of Certificate of Cancellation	29

9.5	Winding Up	30

9.6	Allocations Upon Dissolution	30

9.7	No Action for Dissolution	30

9.8	Merger	30

ARTICLE 10 INVESTOR PROVISIONS 31

10.1	Representations and Warranties	31

10.2	Brokers Indemnity	35

10.3	Indemnity	35

10.4	Legal Representation	35

ARTICLE 11 MISCELLANEOUS PROVISIONS 36

11.1	Notices	36

11.2	Enforcement and Attorney’s Fees	36

11.3	Dispute Resolution	37

11.4	Choice of Law	38

11.5	Jurisdiction	38

11.6	Signer’s Warranty	39

11.7	Waiver of Action for Partition	39

11.8	Amendments	39

11.9	Waivers	39

11.10Rights and Remedies Cumulative 39

11.11Time and Days 40

11.12Additional Documents and Acts 40

11.13Heirs, Successors, and Assigns 40

11.14Parties in Interest; No Third Party Beneficiaries 40

11.15Counterparts 40

11.16Severability of Provisions 40

11.17Complete Agreement 40

11.18Appendices, Schedules, and Exhibits 40

11.19Interpretation 41

11.20Construction 41

11.21Headings 41

11.22Statutes 41

11.23Cross-References 41

11.24Consents 41

11.25Articles in Exhibits 41

ARTICLE 12 DEFINED TERMS B-1

12.1	“Act”	B-1

12.2	“Adjusted Capital Account Balance”	B-1

12.3	“Affiliate”	B-1

12.4	“Agreement”	B-1

12.5	“Arbitration Notice”	B-1

12.6	“Arbitrator”	B-1

12.7	“Assignee”	B-1

12.8	“Avis Lease”	B-2

12.9	“Bad Act”	B-2

12.10 “Bankruptcy” B-2

12.11 “Business Day” B-2

12.12 “Buy/Sell Amount” B-2

12.13 “Buy/Sell Notice” B-2

12.14 “Buy/Sell Offeree” B-2

12.15 “Buy/Sell Offeror” B-3

12.16“Buy/Sell Right” B-3

12.17“Capital Account” B-3

12.18“Capital Contribution” B-4

12.19“Capital Notice” B-4

12.20“Certificate of Formation” B-4

12.21“Closing” B-4

12.22“Code” B-4

12.23“Company” B-4

12.24“Company Minimum Gain” B-4

12.25“Contributed Property” B-4

12.26“Contributing Members” B-4

12.27“Deceased Member or Changed Trustee” B-4

12.28“Depreciation” B-4

12.29“Disability” B-4

12.30“Dispute” B-4

12.31“Dispute Notice” B-4

12.32“Dispute Parties” B-5

12.33“Dissolution Event” B-5

12.34“Distributable Cash” B-5

12.35“Economic Interest” B-5

12.36“Effective Date” B-5

12.37“Entity” B-5

12.38“Entity CPA” B-5

12.39“Environmental Work” B-5

12.40“Environmental Work Completion Date” B-5

12.41“Escrow Holder” B-5

12.42“Excess Company Loan” B-5

12.43“Excess Member Loan” B-5

12.44“Excess Member Loan Payments” B-5

12.45“Executive Order” B-5

12.46“Fair Market Value” B-5

12.47“Financing” B-6

12.48“Fiscal Year” B-6

12.49“Gross Asset Value” B-6

12.50“Interest” B-6

12.51“Involuntary Transfer” B-6

12.52“Involuntary Transferor” B-6

12.53“IRS” B-7

12.54“JAMS” B-7

12.55“Law Firm” B-7

12.56“Law Firm Client” B-7

12.57“Losses” B-7

12.58“Major Capital Event” B-7

12.59“Major Capital Event Proceeds” B-7

12.60“Manager” B-7

12.61“Members” B-7

12.62“Nanook” B-7

12.63“Non-Permitted Transfer on Death or Trustee Change” B-7

12.64“Nonrecourse Debt” B-7

12.65“Non-Transferring Member(s)” B-7

12.66“NV Manager” B-7

12.67“OFAC” B-7

12.68“Owens” B-8

12.69“Executive Order” B-8

12.70“Officer” B-8

12.71“Parties” B-8

12.72“Patriot Act” B-8

12.73“Patriot Act Related Laws” B-8

12.74“Percentage Interest” B-8

12.75“Permitted Transfer” B-8

12.76“Permitted Transferee” B-8

12.77“Person” B-8

12.78“Profits” or “Losses” B-9

12.79“Property” B-9

12.80“Purchase and Sale Agreement” B-9

12.81“Purchase Option” B-9

12.82“Purchase Option Buyers” B-10

12.83“Purchase Option Notice” B-10

12.84“Purchase Option Price” B-10

12.85“Regulatory Allocations” B-10

12.86“Removal Event” B-10

12.87“Required Amount” B-10

12.88“Required Capital” B-10

12.89“Reserves” B-10

12.90“ROFO” B-10

12.91“ROFO Notice” B-10

12.92“Safe Harbor Election” B-10

12.93“Securities Laws” B-10

12.94“Shortfall Amount” B-10

12.95“Shortfall Capital Contributions” B-10

12.96“Shortfall Makeup Rights” B-10

12.97“Shortfall Member” B-10

12.98“Shortfall Notice” B-10

12.99“Substitute Member” B-10

12.100“Target Final Balances” B-10

12.101“Tax Matters Partner” B-10

12.102“Third Party Price” B-11

12.103“Transfer” B-11

12.104“Transfer Interest” B-11

12.105“Transfer Notice” B-11

12.106“Transferee” B-11

12.107“Transferor” B-11

12.108“Treasury Regulations” B-11

12.109“Unrecovered Capital Contributions” B-11

12.110“Voluntary Transfer” B-11

12.111“Voting Majority” B-11

12.112“Withholding Tax Deficiency” B-11

ARTICLE 13 ADDITIONAL TAX PROVISIONS C-1

13.1	Special Tax Provisions	C-1

13.2	Partner Nonrecourse Debt	C-2

13.3	Excess Nonrecourse Liabilities	C-2

13.4	Tax Allocations—Interest in the Company; Assignee Provisions	C-2

13.5	Change In Interest	C-3

13.6	Recapture	C-3

13.7	Code Section 704(c); Mandatory Tax Allocations	C-3

13.8	Capital Account Adjustments	C-4

13.9	Company Withholding Obligations	C-4

13.10Allocation Provisions BindingC-5

587048 v8/SD	--

Page Where
First Referenced

EXHIBIT “A” – INITIAL CAPITAL CONTRIBUTIONS; INITIAL CAPITAL ACCOUNTS; AND INITIAL PERCENTAGE INTERESTS2

EXHIBIT “B” - ARTICLE 12 DEFINED TERMS1

EXHIBIT “C” - ARTICLE 13 ADDITIONAL TAX PROVISIONS42

EXHIBIT “D” - ASSIGNMENT, ACCEPTANCE OF ASSIGNMENT AND AGREEMENT TO BE BOUND, AND CONSENT TO ASSIGNMENT27

INDEX OF DEFINED TERMS

587048 v8/SD

OPERATING AGREEMENT

OF

1850 DE LA CRUZ LLC,

a California limited liability company

THIS OPERATING AGREEMENT (this “Agreement”) is entered into as of July 16, 2008 (the “Effective Date”), among NV MANAGER, LLC, a California limited liability company (“NV Manager”), OWENS MORTGAGE INVESTMENT FUND, a California limited partnership (“Owens”), and NANOOK VENTURES LLC, a Delaware limited liability company (“Nanook”), who hereby agree as follows.  Each capitalized but undefined term used in this Agreement is defined in Article 12 of attached Exhibit “B”.

ARTICLE 1

FORMATION

1.1 Recitals.  This Agreement is made with reference to the following recital of essential facts:

(a) Purchase and Sale Agreement.  Owens, as seller, and Nanook, as buyer, are parties to the Purchase and Sale Agreement dated July 24, 2007 (as amended and assigned, the “Purchase and Sale Agreement”) with respect to the Property.  For the reasons set forth below, and for other reasons, the Parties are entering into this Agreement as a replacement for the “Closing” under the Purchase and Sale Agreement (the “Closing”), except that all of Owens’ obligations and liabilities under the Purchase and Sale Agreement that would have survived the Closing (if it had occurred under the Purchase and Sale Agreement) shall survive the execution of this Agreement and shall be fully binding on Owens as if the Closing had occurred under the Purchase and Sale Agreement.

(b) Environmental Remediation.  During the course of due diligence under the Purchase and Sale Agreement, it was discovered that the Property is contaminated and that remediation and monitoring are required.  After the Closing, Owens shall continue to be responsible for such remediation and monitoring, as more fully set forth below.

(c) Avis Lease.  In contemplation of a possible Closing under the Purchase and Sale Agreement, Nanook previously entered into a lease with Avis Rent a Car System, LLC, with respect to a portion of the Property (the “Avis Lease”).  The Parties intend that Nanook assign the Avis Lease to the Company, as more fully set forth below.

1.2 Formation.  Pursuant to the Act, the Manager and the Members have caused to be formed a limited liability company under the laws of the State of California by filing the Certificate of Formation with the California Secretary of State and entering into this Agreement.  The rights and liabilities of the Manager and the Members shall be determined pursuant to the Act and this Agreement.  To the extent that the rights or obligations of any Member or Manager are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

1.3 Name.  The Company shall conduct its activities under the name 1850 De La Cruz LLC” or, upon compliance with applicable laws, any other name deemed appropriate or advisable by the Manager.

1.4 Principal Place of Business; Statutory Office and Agent.  The Company may locate its principal place of business at any place or places, within or without the State of California, as the Manager may from time to time deem advisable; provided, however, that the Company shall at all times maintain within the State of California a registered agent and a registered office.  Such initial agent and office are stated in the Certificate of Formation.  The Manager shall cause the Company to be registered and qualified at all relevant times to do business in any state in which such registration and qualification is deemed necessary or advisable by the Manager.

1.5 Term.  The existence of the Company commenced upon the filing with the California Secretary of State of the Certificate of Formation, and shall continue without dissolution until dissolved as hereinafter provided.

ARTICLE 2

PURPOSES

2.1 Permitted Businesses and Activities.  The purposes of the Company shall be to engage in any or all of the following businesses and activities:

(a) Property.  To obtain, develop, operate, rehabilitate, manage, lease, maintain, sell, transfer, and/or dispose of the Property, and all activities that are related or incidental thereto.

(b) Hold for Investment Purposes.  To hold the Property for investment purposes.

(c) All Other Powers.  To exercise all other powers which may be legally exercised by limited liability companies under the Act and necessary to, reasonably connected with, or convenient to the conduct, promotion or attainment of the business or purposes of the Company or the protection or benefit of the Company and its assets.

ARTICLE 3

MEMBERS and CONTRIBUTIONS

3.1 Identity of Members.  The names and addresses of the Members, as of the Effective Date, are set forth on attached Exhibit “A”.

3.2 Classes of Members.  There is one class of Members in the Company.

3.3 Initial Capital Contributions.  The Company shall have an initial capitalization of the sum of the initial Capital Contributions specified under the heading “Initial Capital Contributions and Initial Capital Accounts” on attached Exhibit “A” which shall be contributed by (or credited to) the Members as specified on attached Exhibit “A” and as set forth in this Section 3.3.  Amounts or property contributed by a Member under this Section 3.3 shall be credited to such Member’s Capital Account and Capital Contribution when actually paid or transferred.  The Members shall, upon the execution of this Agreement (or as soon thereafter as so notified by the Manager), contribute such amounts as are set forth on attached Exhibit “A” as such Member’s initial Capital Contribution.1

(a) Owens’ Initial Capital Contribution.  Owens hereby contributes to the Company, as of the Effective Date and as Owens’ initial Capital Contribution, the Property (the “Contributed Property”), which the Parties agree has a fair market value, as of the Effective Date, of $6,350,000.  In exchange for such Capital Contribution, Owens shall receive an initial credit to Owens’ Capital Account and Capital Contribution in such amount.  Immediately upon the Closing, and pursuant to Section 3.3(b), the sum of $3,175,000 shall be distributed by the Company to Owens such that Owens shall thereupon have an initial Capital Account balance in the amount of $3,175,000.

(b) Nanook’s Initial Capital Contribution.  Nanook shall contribute to the Company, as of the Effective Date, through “Escrow Holder” under the Purchase and Sale Agreement (“Escrow Holder”), and as Nanook’s initial Capital Contribution, the sum of $3,175,000, which shall (after the Closing) be distributed by the Escrow Holder (on behalf of Company as set forth above) to Owens.  In exchange for such Capital Contribution, Nanook shall receive an initial credit to Nanook’s Capital Account and Capital Contribution in such amount.

(c) Avis Lease.  Nanook shall assign to the Company, as of the Effective Date, all of Nanook’s right, title and interest in and to the Avis Lease, which assignment shall not affect in any manner the Capital Contributions or Capital Accounts of the Members.

(d) Closing under Purchase and Sale Agreement.  All of the provisions of the Purchase and Sale Agreement shall be deemed incorporated by reference in this Agreement and shall be binding on and benefit Owens (as seller) and the Company (as buyer), as if Nanook had assigned to the Company Nanook’s rights under the Purchase and Sale Agreement, subject to the other provisions of this Agreement and subject to the following provisions: (i) the “Buyer” under the Purchase and Sale Agreement shall be deemed to be the Company; (ii) the Company shall not be obligated to pay or deliver (whether to Owens or to Escrow Holder or to any other Person) the “Purchase Price” under the Purchase and Sale Agreement (such payment being replaced by other provisions of this Section 3.3); (iii) the closing costs described in Clauses (B), (C) and (D) of the first paragraph of Section 10 of the Purchase and Sale Agreement and in Clauses (A), (B), (C), (D) and (E) of the second paragraph of Section 10 of the Purchase and Sale Agreement shall be shared equally (50/50) by Owens and Nanook through payments to and from (as appropriate) Escrow Holder (but not as Capital Contributions); and (iv) Owens shall reimburse Nanook as of the Effective Date in the amount of all expenses incurred by Nanook with respect to environmental investigations of the Property under the Purchase and Sale Agreement, which reimbursement shall be an expense of Owens but not a Capital Contribution.

3.4 Liability of Members; Interest on and Return of Capital Contribution; Priority and Return of Capital.  Subject to the terms of this Agreement, and except as otherwise provided in the Act, the liability of a Member is restricted and limited to the amount of the actual Capital Contributions made and/or to be made with respect to such Member’s Interest.  Unless otherwise specifically provided for in this Agreement, including pursuant to Section 4.1, no Member may withdraw any portion of the capital of the Company, no Member shall be entitled to interest on such Member’s Capital Contributions, and no Member shall be entitled to a return of such Member’s Capital Contributions.  Except as specifically provided in this Agreement, no Member shall have priority over any other Member, as to the return of a Capital Contribution, as to allocations of Profits or Losses, or as to any distributions; provided that this Section 3.4 shall not apply to loans (as distinguished from a Capital Contribution) which a Member has made to the Company.

3.5 Loans.  Nothing in this Agreement shall prevent any Member or Manager (or its Affiliate) from making secured or unsecured loans to the Company subject to the approval of the Manager.  If any Member or Manager or its Affiliate shall make any loan or loans to the Company or advance money on behalf of the Company, then the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Company.  The amount of any such loan or advance by a lending Member or Manager shall be repayable out of the cash of the Company.  Such loan or advance shall bear interest at the rate of ten percent (10%) per annum calculated on a cumulative (but not compounded) basis, but no more than the maximum rate allowed by law.

3.6 Guarantee of Debt or Liabilities.  A Member or Manager (or Affiliate of a Member or Manager) may guarantee the Company’s debt or liabilities only upon the prior consent of the Manager.

3.7 No Admission of New Member.  Subject to article 8 and Section 3.8(e), no Person may acquire an Interest in the Company directly from the Company and be admitted as an additional Member, or (if such Person is already a Member) acquire an additional Interest.

3.8 Additional Capital Contributions.   Except in accordance with the express provisions of this Section 3.8, no Member may make any additional Capital Contribution.

(a) Required Capital.  The Manager may request that additional capital be contributed to the Company if, at any time or from time to time, the Manager reasonably determines that additional funds are required (i) for the reasonable working capital needs of the Company or (ii) for costs associated with the construction of improvements which may be requested by the tenant under any lease of the Property or any portion thereof, including the Avis Lease (the “Improvement Costs”), provided that (A) the Improvement Costs are amortized at a reasonable rate over the term of any such lease and (B) the tenant under any such lease will be required to reimburse the Company for its Improvement Costs as additional rent (it being understood that with respect to improvements requested under the Avis Lease it is the intention that the Manager first use commercially reasonable efforts to obtain non-recourse mortgage financing to fund such Improvement Costs).  The Manager shall notify each Member in writing (the “Capital Notice”) of the total amount requested to be contributed (the “Required Capital”).  Such Required Capital shall be made as a Capital Contribution by each Member pursuant to the provisions of this Section 3.8.  The Capital Notice shall specify the Required Capital, the due date for such Required Capital (which shall be at least thirty (30) calendar days after the giving of the Capital Notice), and the portion of the Required Capital required of each Member, which shall be in proportion to the then-current Percentage Interest of each Member (the “Required Amount”).

(b) No Personal Obligation.  Unless a Member so obligates itself pursuant to Section 3.8(c), a Member shall have no personal liability for the failure to make an additional Capital Contribution and the failure of a Member to make an additional Capital Contribution shall not constitute a breach or default of this Agreement.

(c) Shortfall Notice.  Each Member shall notify the Manager, within ten (10) calendar days after the giving of the Capital Notice, of the amount (if any) of the Required Amount that such Member elects (in the sole and absolute discretion of such Member) to obligate itself to make as an additional Capital Contribution.  Failure to so notify the Manager within such 10-day period shall be deemed to be such Member’s election to not obligate itself to make a Capital Contribution with respect to the Required Amount.  The Manager shall immediately thereafter notify (the “Shortfall Notice”) each Member if there is any shortfall between the amounts so obligated by the Members and the amount of the Required Capital (the “Shortfall Amount”), which Shortfall Notice shall identify each Member that is not obligating itself to contribute its Required Amount (a “Shortfall Member”).  For purposes of this Agreement, “Shortfall Amount” shall also include any amount thereafter not timely contributed by a Member that such Member obligated itself to contribute pursuant to this Section 3.8, and “Shortfall Member” shall also include such Member.

(d) Rights of Contributing Members.  Upon the giving of a Shortfall Notice by the Manager, each Member that is not a Shortfall Member (each a “Contributing Member” and, collectively, the “Contributing Members”), shall have the right, but not the obligation (in the sole and absolute discretion of such Contributing Member), to elect to exercise any one (but not more than one) of the provisions set forth in Section 3.8(d)(i), Section 3.8(d)(ii), or Section 3.8(d)(iii) (any of the preceding, the “Shortfall Makeup Rights”) with respect to such Contributing Member’s “share” of the Shortfall Amount as follows.  Initially, such “share” shall be based on the relative Percentage Interests of the Contributing Members.  Each Contributing Member must make such election of a Shortfall Makeup Right on or before seven (7) calendar days after the giving of the Shortfall Notice.  Thereafter, to the extent that Contributing Members have not elected Shortfall Makeup Rights as to the entire Shortfall Amount, any remaining Shortfall Amount shall be apportioned among the electing Contributing Members as the Manager shall determine.  The Manager may use any reasonable method to allow Shortfall Makeup Rights to be exercised as to the maximum amount of the Shortfall Amount.

(i) Fund such Contributing Member’s share of the Shortfall Amount to the Company, and treat the Shortfall Amount so funded as a loan to the Company from such Contributing Member (“Excess Company Loan”) and not a Capital Contribution.  Each Excess Company Loan shall bear interest at the rate of ten percent (10%) per annum calculated on a cumulative (but not compounded) basis, but no more than the maximum rate allowed by law.  Payments made on Excess Company Loans shall be made pursuant to Section 4.1(a)(i) and Section 4.1(b)(i), with any such repayment first applied to reduce the interest accrued on such Excess Company Loan and then to reduce the principal amount of such Excess Company Loan.  If there are more than one (1) outstanding Excess Company Loans, then each such Excess Company Loan shall be repaid by the Company in proportion to the amount it represents of the total amount owing under all such Excess Company Loans.  If not sooner repaid, all principal and interest on Excess Company Loans shall become immediately due and payable upon the sale, transfer or other disposition of all or substantially all of the assets of the Company or the dissolution and liquidation of the Company.

(ii) Fund such Contributing Member’s share of the Shortfall Amount to the Company, and treat the Shortfall Amount so funded as a loan to the Shortfall Member from such Contributing Member (an “Excess Member Loan”), except that such loan shall be non-recourse to the Shortfall Member except to the extent of such Shortfall Member’s right to receive distributions from the Company and such Shortfall Member shall have no personal liability for the payment of such loan except as set forth in this Section 3.8(d)(ii).  Each Excess Member Loan shall bear interest at the rate of ten percent (10%) per annum calculated on a cumulative (but not compounded) basis, but no more than the maximum rate allowed by law.  In such event, all amounts that would otherwise have been distributed or paid by the Company to the Shortfall Member or any Affiliate of the Shortfall Member (including without limitation amounts distributable or payable upon the dissolution and liquidation of the Company) (“Excess Member Loan Payments”) will, for all purposes of this Agreement, be deemed and accounted for as if distributed or paid to the Shortfall Members or Affiliate, but will in fact be paid directly to the Contributing Member by the Company on account of such Excess Member Loan, with Excess Member Loan Payments being first applied to interest accrued on such Excess Member Loan and then to reduce the principal amount of such Excess Member Loan.  If there are more than one (1) outstanding Excess Member Loans, then each such Excess Member Loan Payment shall be applied thereto in proportion to the amounts outstanding under all such Excess Member Loans.  The Shortfall Member shall execute, acknowledge, deliver, file, and/or record, as appropriate, any documents, instruments, and agreements reasonably necessary to direct such Excess Member Loan Payments to the Contributing Member.  If not sooner repaid, all principal and interest on Excess Member Loans shall become (subject to Section 3.8(b)) immediately due and payable upon the sale, transfer or other disposition of all or substantially all of the assets of the Company or the dissolution and liquidation of the Company.

(iii) Fund such Contributing Member’s share of the Shortfall Amount to the Company, and treat the Shortfall Amount so funded as an additional Capital Contribution to the Company by such Contributing Member (“Shortfall Capital Contributions”).  In such event the provisions of Section 3.8(e) shall apply.

(e) Dilution and Adjustment of Percentage Interests.  Immediately after an additional Capital Contribution by any Member that is disproportionate (for whatever reason) to such Member’s then-current Percentage Interest, the Percentage Interest of each Member that contributed less than such Member’s then-current Percentage Interest shall be reduced (and the Interest of such Member shall be diluted), and the Percentage Interest of each Member that contributed more than such Member’s then-current Percentage Interest shall be increased (and the Interest of such Member shall be accreted) as follows: The Percentage Interest of each Member shall be adjusted (which adjustments shall be deemed reflected on attached Exhibit “A”) to the percentage equal to the Unrecovered Capital Contributions of such Member (as of immediately following any such disproportionate Capital Contribution) divided by the total Unrecovered Capital Contributions of all Members (as of immediately following any such disproportionate Capital Contribution).

(f) Further Documents.  Each Shortfall Member shall execute any and all further documents reasonably necessary to carry out the provisions of this Section 3.8 and to pay all costs, including reasonable attorneys’ fees, incurred by the Contributing Member or the Company in documenting and enforcing the same.  In addition, each Shortfall Member agrees that damages would be an inadequate remedy and that injunctive relief may be granted to compel compliance herewith.  Each Member hereby appoints as such Member’s attorney-in-fact each other Member for the purpose of executing, acknowledging, verifying, filing, certifying, publishing, and delivering any promissory note and any other documents required of such Member if it is a Shortfall Member or as otherwise necessary to carry out the provisions of this Section 3.8.

ARTICLE 4

DISTRIBUTIONS AND ALLOCATIONS

4.1 Distributions.

(a) Distributable Cash.  All Distributable Cash shall be paid, reserved or distributed, as the case may be, in each Fiscal Year in the following order of priority:

(i) First, to pay any outstanding debts and obligations of the Company that are currently due to lenders and creditors.

(ii) Next, to establish or add to any Reserves.

(iii) Next, to distribute to each Member, pro rata, an amount equal to such Member’s Shortfall Capital Contributions (less prior distributions under this Section 4.1(a)(iii) and Section 4.1(b)(iii)).

(iv) Finally, to distribute the balance to each Member, in proportion to its respective Percentage Interest.

(b) Major Capital Event Proceeds.  All Major Capital Event Proceeds shall be paid, reserved or distributed, as the case may be, in the following order of priority:

(i) First, to pay any outstanding debts and obligations of the Company that are currently due to lenders and creditors.

(ii) Next, to establish or add to any Reserves.

(iii) Next, to distribute to each Member, pro rata, an amount equal to such Member’s Shortfall Capital Contributions (less prior distributions under Section 4.1(a)(iii) and this Section 4.1(b)(iii)).

(iv) Next, to distribute to each Member, pro rata, an amount equal to such Member’s Unrecovered Capital Contributions.

(v) Finally, to distribute the balance to each Member, in proportion to its respective Percentage Interest.

(c) Timing of Distributions.  The Manager shall determine when, and the extent to which, distributions should be made, in the reasonable discretion of the Manager.

(d) Distributions in Violation of Act.  The Company shall not be required to make any distribution that would be in violation of the Act or any other applicable law.  A Member or Assignee is obligated to return a distribution from the Company only to the extent required under the Act or any other applicable law.

4.2 Allocation of Profits and Losses.  Except as otherwise provided in Article 13, for each Fiscal Year or other period, Profits and Losses shall be allocated among the Members so as to give economic effect to the distribution provisions in Section 4.1, so that to the extent possible the Capital Account balance of each Member is equal to the distributions such Member would receive if the Company were liquidated at the end of such period and all Distributable Cash and Major Capital Event Proceeds were distributed.

ARTICLE 5

MANAGEMENT RIGHTS AND DUTIES

5.1 Number and Tenure.  The Company shall have one Manager.  The initial Manager is NV Manager.  The Manager shall hold office until its successor has been elected and qualified.

5.2 Management.

(a) In General.  The business, property, and affairs of the Company shall be managed by the Manager.  The Manager shall have all of the necessary powers to manage and control the business of the Company.  The Manager shall manage the Company in a manner consistent with this Agreement and the Act.

(b) Management Powers.  In furtherance of this Section 5.2, and subject to the provisions of Section 7.5, the Manager shall have power and authority on behalf of the Company to act as follows with respect to the Company’s business and assets:

(i) To acquire real and personal property from, and to contract for repairs on and improvements to such property with, any Person as the Manager may determine.  The fact that a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Manager from dealing with that Person.

(ii) To borrow money for the Company from banks, other lending institutions, the Members, or Affiliates of the Members for the purpose of funding Improvement Costs as provided in Section 3.8(a)(ii) hereof, on such terms as deemed appropriate by the Manager, and in connection therewith, to hypothecate, encumber, and grant security interests in the assets of the Company to secure repayment of the borrowed sums.  Owens shall have the right to participate in the bidding for any such loan.  Except as otherwise provided in the Act, no debt shall be contracted or liability incurred by or on behalf of the Company except by the Manager.

(iii) To purchase liability and other insurance to protect the Company’s property and business.

(iv) To hold and own any Company real and/or personal property in the name of the Company.

(v) To invest any Company funds temporarily including without limitation in time deposits, short-term governmental obligations, commercial paper, or other investments.

(vi) To act as partner, member, and/or manager of, to appoint officers for, and to otherwise act on behalf of the Company with respect to any limited partnership, limited liability company, or any other Entity managed by the Company or in which the Company has an interest.

(vii) Intentionally deleted.

(viii) Intentionally deleted.

(ix) To execute on behalf of the Company all instruments and documents, including without limitation checks, drafts, notes, and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company’s property, assignments, bills of sale, leases, partnership agreements, and any other instruments or documents necessary, in the opinion of the Manager, to the business of the Company.

(x) To employ or engage accountants, legal counsel, brokers, managing agents or other experts and consultants to perform services for the Company and to compensate them from Company funds.

(xi) To enter into any and all other agreements on behalf of the Company, with any other Person, for any purpose, in such forms as the Manager may approve.

(xii) To pursue, defend, compromise, and settle all claims or lawsuits by or against the Company.

(xiii) To apply for and obtain all permits and approvals determined to be appropriate by the Manager to the Property.

(xiv) To enforce the terms of leases, collect rents, make repairs and alterations, pay all costs and expenses of management, maintain books and records, and generally to assume and direct management and operation of the Property and any other assets held by the Company.

(xv) To change the Tax Matters Partner, as provided in Section 6.1.

(xvi) To do and perform any and all other acts as the Manager believes may be necessary or appropriate to the conduct of the Company’s business.

(c) No Authority for Members.  Unless authorized to do so by this Agreement or by the Manager in writing, no Member, agent, or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose.

5.3 Resignation, Termination, Removal, and Vacancies.

(a) Resignation.  The Manager may resign at any time by giving written notice to the other Parties.

(b) Termination.  The Manager shall be terminated as Manager, without any requirement for any approval, election, vote, decision or other determination or action by any other Parties, (i) with respect to a Manager that is a natural person, if such Manager dies, (ii) with respect to a Manager that is an Entity, upon the dissolution of such Manager under applicable law, and/or (iii) upon the Bankruptcy of such Manager.

(c) Removal.  The Manager may be removed as Manager only as follows (any of the following, a “Removal Event”):

(i) Upon the occurrence of a Bad Act with respect to the Manager and the subsequent vote of a Voting Majority of disinterested Members.  Such removal shall take effect upon such vote.

(ii) With respect to a Manager that is a natural person, if, because of a disability, injury or illness, such Manager does not fulfill or becomes incapable of fulfilling his or her obligations under this Agreement and such failure to fulfill obligations occurs or will occur over at least ninety (90) calendar days in the aggregate during any consecutive six (6) month period (a “Disability”).  Any Party may give a notice to the Manager that such Party claims that the Manager has a Disability.  The Manager may dispute such claim by so notifying such Party, within twenty (20) calendar days after receipt of such initial notice of Disability, in which event such dispute shall be subject to the provisions of Section 11.3 (except that the Dispute Parties may proceed to the mediation provisions of Section 11.3(c) without observing the resolution provisions of Section 11.3(b)), and the Manager shall not be removed until such dispute is resolved under Section 11.3.  If the Manager does not dispute such initial notice of Disability within such 20-day period, then the Manager shall be deemed to have a Disability and be immediately removed as the Manager.

(d) Vacancies.  Any vacancy in the office of the Manager occurring for any reason shall be filled by the approval of all Members (which shall be in their sole and absolute discretion).

5.4 Liability for Certain Acts.

(a) Liability of Manager.  The Manager shall exercise business judgment in participating in the management of the business, operations, and affairs of the Company as measured in light of the provisions of Section 5.4(b).  Neither the Manager nor any Affiliate of the Manager shall be liable or obligated to the Company or any Member for any mistake of fact or judgment or for any act or failure to act by the Manager in conducting the business, operations, and affairs of the Company, which may cause or result in any loss or damage to the Company or any Member, except in the event of a Bad Act by the Manager (or any Affiliate of the Manager).  Except to the extent a result of a Bad Act by the Manager (or any Affiliate of the Manager), neither the Manager (nor any Affiliate of the Manager) is or will become personally liable for, or guarantee, or otherwise have any responsibility for (i) the return of any Capital Contribution made by any Member, (ii) a profit for any Member from the operations of the Company, (iii) a loss of investment of any Member, and/or (iv) a loss in operations of the Company.  Notwithstanding anything to the contrary in this Agreement, the Manager is specifically permitted to satisfy any Company obligations as to which the Manager is personally liable before satisfying Company obligations as to which the Manager has no such personal liability.

(b) Standard of Care; Reliance on Third Parties.  Notwithstanding anything to the contrary in this Agreement, the duty of care in the discharge of the duties of the Manager to the Company and to the Members is limited to refraining from engaging in any Bad Act.  In discharging the duties of a “manager,” the Manager is fully protected in relying in good faith upon such information, opinions, reports, or statements by any Party (or the agents of any Party), or by any other Person, as to matters the  Manager reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to a Member might properly be paid.

5.5 Indemnity by Company.  Except for claims, actions or demands arising from a Bad Act, the Company shall indemnify the Manager (and Affiliates thereof) to the fullest extent permitted by law, and shall defend, save, and hold them harmless from and in respect of, all fees, costs, losses, damages, and expenses (including attorneys’ fees) incurred in connection with or resulting from any claim, action, or demand arising out of or in any way relating to the Company or its properties, including amounts paid in settlement or compromise (if recommended by the Company’s counsel) of any such claim, action, or demand and all fees, costs, and expenses (including attorneys’ fees) in connection therewith.  The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that any Person committed a Bad Act.  In addition to the indemnification conferred in this Section 5.5, the Manager (and Affiliates thereof) shall also be entitled to be reimbursed for, or to have paid directly by the Company, the expenses reasonably incurred in defending any such proceeding against the Manager or such Officer (and Affiliates thereof) in advance of its final disposition, to the fullest extent permitted by law, as the same exists or may hereafter be amended.  The right to indemnification conferred in this Section 5.5 is a contract right.  The Company may, by action of the Manager, provide indemnification to such of the Officers, employees and agents of the Company to such extent and to such effect as determined to be appropriate by the Manager and authorized under the Act, as the same exists or may hereafter be amended.  The rights and authority conferred in this Section 5.5 shall not be exclusive of any other right which the Manager may have or hereafter acquire under any statute, under any provision of the Certificate of Formation, under this Agreement, by vote of the Members, or otherwise.  Any repeal or amendment of this Section 5.5 shall not adversely affect any right or protection of the Manager or any Officer (or Affiliates thereof) existing at the time of such repeal or amendment.

5.6 Expenses.  The Company shall pay or reimburse the Manager for the actual cost of services, goods, and materials advanced by the Manager and reasonably related to or used for or by the Company, except as otherwise provided in this Agreement.

5.7 Payment of Fees to Manager.  Except as expressly set forth elsewhere in this Agreement, the Manager and/or Affiliates of the Manager shall receive no fees from the Company except (subject to Section 5.9) such fees for services to the Company as determined by the Manager and all Members.

5.8 No Exclusive Duty; Other Business and Activities; Competitive Activities.  Except as otherwise provided in this Agreement, the Manager shall not be required to manage the Company as the sole and exclusive function of the Manager.  Except as otherwise provided in this Agreement, the Manager may engage in or possess an interest in other activities, investments, and business ventures of every nature and description independently or with others, whether or not competitive with the Company (including without limitation as the manager and/or general partner of other Entities), whether distinct from or related to the Company, and the doctrine of “corporate opportunity” or any analogous doctrine shall not apply to the Manager.  Except as otherwise provided in this Agreement, neither the Company nor any other Member or Manager has any right by virtue of this Agreement in and to any such activity, investment, or business venture, or to the income or profits derived from such activity, investment, or business venture, and the pursuit of such activities, investments, and business ventures shall not be deemed wrongful or improper or the breach of any duty under this Agreement or existing at law, in equity, or otherwise.  In this connection, each Member hereby acknowledges that Affiliates of the Manager are and shall continue to be the manager and/or general partner of other Entities, including Entities that own or manage real estate projects that are adjacent to or near the Property whether or not competitive with the business of the Company.

5.9 Transactions Between the Company and the Manager.  Subject to the terms of this Section 5.9 and Section 7.5, the Manager may, and may cause its Affiliates to, engage in any transaction (including without limitation the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from Persons capable of similarly performing them and in similar transactions between parties operating at arm’s length.  A transaction between the Manager and/or Affiliates of the Manager, on the one hand, and the Company, on the other hand, shall be conclusively determined to constitute a transaction on terms and conditions, on an overall basis, fair and reasonable to the Company and at least as favorable to the Company as those generally available in a similar transaction between parties operating at arm’s length only if a Voting Majority of disinterested Members affirmatively vote or consent to approve the transaction (for these purposes only, a Member will be excluded from voting or consenting, and be deemed interested, if such Member, directly or indirectly, owns or controls the Manager, is owned or controlled by the Manager, or is under common ownership or control with the Manager).

5.10 Bank Accounts.  The Manager may from time to time open bank accounts in the name of the Company.

5.11 Meetings.  Regular meetings of the Manager are not mandatory.  The Members or, in the absence of action by the Members, the Manager, shall adopt such rules regarding the holding of meetings of the Manager, as determined by the Manager to be necessary or appropriate and in compliance with the Act.

5.12 Appointment of Officers.  The Manager may from time to time appoint Officers of the Company, with the same standard of care and obligations as the Manager described in this Article 5, which may include without limitation the following: (a) a President; (b) one or more Vice Presidents; (c) a Secretary, and (d) a Chief Financial Officer.  The Manager may delegate a portion of its day-to-day management responsibilities to any such Officers, and such Officers shall have the authority to contract for, negotiate on behalf of and otherwise represent the interests of the Company as authorized by the Manager in any job description created by the Manager.

5.13 Ownership.  All property owned by the Company, including without limitation the Property, shall be owned by the Company as an entity and, to the fullest extent permitted by law, no Member shall have any ownership interest in any Company property in its individual name or right, and each Member's Interest shall be personal property for all purposes.

5.14 Authority as to Third Persons.  No third party dealing with the Company shall be required to investigate the authority of the Manager or secure the approval or confirmation by the Members of any act of the Manager in connection with the conduct of the Company’s business.  No purchaser of any property or interest owned by the Company is required to determine the right to sell or the authority of the Manager to sign and deliver any instrument of transfer on behalf of the Company, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith.  Any Manager shall have full authority to execute on behalf of the Company any and all agreements, contracts, subleases, licenses, conveyances, deeds, mortgages, and other instruments, and the execution thereof by the Manager is the only execution necessary to bind the Company thereto (no signature of any Member is required to bind the Company).  The Manager may, by separate instrument or document, authorize one or more individuals to execute subleases, licenses, operating agreements, and documents related thereto on behalf of the Company and any such documents executed by such agent is binding upon the Company as if executed by the Manager.

5.15 Safe Harbor Election and Forfeiture Allocations.  If there is a Safe Harbor Election when there is a Transfer of an Interest to a service provider, then the Company and each Member will treat each such Interest transferred in connection with the performance of services as having a fair market value equal to the “liquidation value” (as that term is defined in Notice 2005-43) of such Interest.  If there is not a Safe Harbor Election when there is a Transfer of an Interest to a service provider, then the following provisions shall apply:  (a) the Company is authorized and directed to make the Safe Harbor Election; (b) the Company and each of Member (including any Person to whom an Interest is transferred in connection with the performance of services) agree to comply with all requirements of the Safe Harbor Election while the Safe Harbor Election remains effective; and (c) the Company and each Member (including any Person to whom an Interest is transferred in connection with the performance of services) shall report the income tax effects of the transfer of an Interest to a service provider in a manner consistent with the requirements of the Safe Harbor Election.

ARTICLE 6

ACCOUNTING, TAX MATTERS AND REPORTS

6.1 Tax Matters Partner.  The Manager shall be the tax matters partner of the Company for purposes of Chapter 63 of the Code and the Treasury Regulations (“Tax Matters Partner”).  The Tax Matters Partner may resign as Tax Matters Partner at any time or may be changed by the prior written consent of the Manager (which shall be in the sole and absolute discretion of the Manager).  All elections permitted to be made by the Company under federal or state laws shall be made by the Tax Matters Partner in such Tax Matters Partner’s sole and absolute discretion.  All expenses incurred in connection with any audit, investigation, settlement, or review of the Company’s tax liabilities will be borne by the Company.  The Company shall indemnify, defend and hold harmless the Tax Matters Partner from and against any and all claims, liabilities, costs and expenses (including reasonable attorney fees and court costs) incurred by him, her or it as a consequence as serving or acting as the Tax Matters Partner (except to the extent arising from a Bad Act by the Tax Matters Partner).

6.2 Accounting Principles.  The Profits and Losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis under the method of accounting determined by Owens in consultation with the Tax Matters Partner and the Entity CPA.

6.3 Returns. Owens shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.  Copies of such returns, together with any additional information necessary for the completion of Members’ federal and state income tax or information returns, shall be furnished by Owens to the Members within ninety (90) calendar days after the end of the Fiscal Year.  The Manager shall reasonably cooperate with Owens with respect to Owens’ obligations under this Section 6.3 and Section 6.4.

6.4 Records and Reports. Owens shall, on behalf of the Company, maintain, and each Party shall have the right to obtain from Owens and the Company, from time to time upon reasonable demand for any purpose reasonably related to the Interest of such Party, the following:

(a) Transactions.  True and proper books, records, reports, and accounts in which shall be entered fully and accurately all transactions of the Company.

(b) Status of Business and Financial Condition.  True and full information regarding the status of the business and financial condition of the Company.

(c) Returns.  Promptly after becoming available, a copy of the Company’s federal, state, and local income tax returns for each year.

(d) Members and Managers.  A current list of the name and last known business, residence or mailing address, and email address of each Member or Manager.

(e) Organic Documents.  Copies of this Agreement and the Certificate of Formation, as amended, together with executed copies of any written powers of attorney pursuant to which this Agreement or the Certificate of Formation, as amended, have been executed.

(f) Financial Statements.  Copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years.

(g) Capital Contributions.  True and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to in writing to contribute in the future, and the date on which each became a Member.

(h) Other Information.  Other information regarding the affairs of the Company as is just and reasonable.

The Company’s books shall be kept and its financial statements, if any, shall be prepared under the method of accounting described in Section 6.2.

6.5 Access to Records.  Upon the written request of any Party, setting forth the purpose for such request, Owens shall (on behalf of the Company) promptly deliver to such Party, at the Company’s expense, a copy of the information required to be maintained pursuant to Section 6.4, so long as the purpose for such request reasonably relates to the Interest of such Party.  Each Party has the right upon reasonable request, for purposes reasonably related to the Interest of such Party, to (a) inspect and copy during normal business hours any of the records required to be maintained pursuant to Section 6.4, and (b) to obtain, promptly after becoming available, a copy of the Company’s federal, state, and local income tax or information returns for each Fiscal Year.

ARTICLE 7

RIGHTS AND OBLIGATIONS OF MEMBERS

7.1 Limitation of Liability.  Except as otherwise provided by law or in Section 3.4 or in Section 4.1(d), or in Section 7.7, a Member shall not be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether such liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member.

7.2 Indemnity by Company.  To the fullest extent permitted by applicable law, the Company shall indemnify each Member and shall defend, save, and hold each Member harmless from and in respect of, all fees, costs, losses, damages, and expenses (including attorneys’ fees) incurred in connection with or resulting from any claim, action, or demand arising out of the Member’s status as a member of the Company.  Notwithstanding any provision in this Agreement, any indemnity under this Section shall be provided out of and to the extent of Company assets only.

7.3 Other Business and Activities; Competitive Activities.  Except as otherwise provided in this Agreement, the Members may engage in or possess an interest in other activities, investments, and business ventures of every nature and description independently or with others, whether or not competitive with the Company (including without limitation as the manager and/or general partner of other Entities), whether distinct from or related to the Company.  Except as otherwise provided in this Agreement, neither the Company nor any other Party has any right by virtue of this Agreement in and to any such activity, investment, or business venture, or to the income or profits derived from such activity, investment, or business venture.

7.4 Restrictions on Member.  No Member has either the obligation or the right to take part, directly or indirectly, in the active management or control of the business of the Company, except as otherwise specifically permitted in this Agreement.  Unless authorized to do so by this Agreement or by the Manager pursuant to Article 5, no Member, agent, or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose.  The restrictions of this Section 7.4 shall not apply to a Manager that is also a Member with respect to such rights and obligations that apply to a “Manager” under this Agreement.

7.5 Voting.

(a) Voting Matters.  Except as expressly provided in this Section 7.5 or elsewhere in this Agreement, the Members shall have no voting, approval or consent rights.  Notwithstanding anything to the contrary in this Agreement, the Members shall have the right to approve or disapprove the following matters, which shall require the necessary vote or written consent of a Voting Majority or all Members (and the Manager, if so indicated) as set forth below:

(i) The removal of the Manager in accordance with Section 5.3(c)(i) (which requires the vote of the Voting Majority of disinterested Members).

(ii) The admission of a new Manager, in accordance with Section 5.3(d) (which requires the vote of all Members).

(iii) Any fees or increased fees to any Manager in accordance with Section 5.7 (which requires the vote of all Members).

(iv) The approval of a transaction between the Company and the Manager, in accordance with Section 5.9 (which requires the vote of a Voting Majority of disinterested Members).

(v) The dissolution of the Company in accordance with Section 9.1(a)(i) (which requires the vote of all Members and of the Manager).

(vi) The merger of the Company in accordance with Section 9.8 (which requires the vote of a Voting Majority and of the Manager).

(vii) Except as otherwise provided in Section 11.8, amendments to this Agreement (which require the vote of all Members and of the Manager).

(viii) The sale, transfer, exchange or disposition of the Property or any portion thereof (which requires the vote of all Members).

(ix) Except as otherwise provided in Section 3.8(a), the making of additional Capital Contributions.

(x) Except as otherwise provided in Section 5.2(b)(ii), the borrowing of money for and on behalf of the Company.

(xi) Any other matter in this Agreement that expressly requires the vote or consent of some or all of the Members.

(b) Voting Rights.  Only Members who are original Members or Substitute Members shall have the right to vote under this Agreement (subject to any express provisions of this Agreement that limit the right to vote of a Member under certain circumstances such as default).

7.6 Meetings.

(a) Call of Meetings; Secretary. No annual or regular meetings of the Members are required to be held.  Unless otherwise proscribed by statute or the Act, a meeting of the Members may be called by (i) the Manager, or (ii) any Member or Members holding at least twenty percent (20%) of the total Capital Contributions of all Members, for the election of the Manager and any other purpose or purposes, to be held at such date and at such time as may be designated by the persons calling the meeting.  At any meeting of the Members, the Manager or an individual appointed by the Manager shall preside at the meeting and the Secretary (or if none, an individual appointed by the Manager) shall act as secretary of the meeting.  The secretary of the meeting shall prepare minutes of the meeting which shall be placed in the minute books of the Company.

(b) Place of Meetings.  The place of meetings shall be the principal place of business of the Company, or such other place as determined by the Manager.

(c) Notice of Meetings.  Except as provided in Section 7.6(d), written notice stating the place, date, and time of the meeting and the general nature of the business to be conducted at the meeting shall be given not less than ten (10) nor more than sixty (60) calendar days before the date of the meeting, by or at the direction of the Manager or the Member(s) calling the meeting, to each Member entitled to vote (as set forth in Section 7.5(b)) at such meeting.  Except as set forth in such notice, no other business may be transacted at the meeting.

(d) Meeting of All Members.  If all of the Members meet at any time and place, either within or outside of the State of Delaware, and provide written consent to the holding of a meeting at such time and place, then such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

(e) Record Date.  For the purpose of identifying or determining Members entitled to vote at any meeting of Members, any adjournment of such meeting, or notice thereof, or entitled to receive payment of any distribution, or in order to make a determination with respect to Members for any other purpose, the close of business on the Business Day next preceding the date on which notice of the meeting is given or the close of business on the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such identification or determination.  When identification of Members entitled to vote at any meeting of Members has been made as provided in this Section 7.6(e), such identification shall apply to any adjournment of such meeting.

(f) Quorum.  A Voting Majority, represented in person or by proxy, shall constitute a quorum at any meeting of Members.  In the absence of a quorum at any such meeting, a Voting Majority so represented may adjourn the meeting from time to time for a period not to exceed forty-five (45) calendar days without further notice.  However, if the adjournment is for more than forty-five (45) calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.  At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.  The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Members whose absence would cause less than a quorum.

(g) Proxies.  At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact.  Such proxy shall be filed with the Manager before or at the time of the meeting.  No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

(h) Telephone Meetings.  Any Member may participate in a meeting by means of conference telephone or similar communications equipment, as long as all Members participating in the meeting can hear one another, and participation in a meeting by such means constitutes presence in person at such meeting.

(i) Action by Members Without a Meeting.  Any action that may be taken at a meeting of the Members may be taken without a meeting and without prior notice if a consent or consents in writing, setting forth the action so taken, are signed and delivered to the Company within sixty (60) calendar days of the record date for that action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote thereon were present and voted.  The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.  Unless the consents of all Members entitled to vote have been solicited in writing, notice of any Member approval of (i) an amendment to the Certificate of Formation or this Agreement, (ii) a dissolution of the Company as provided in Section 9.1, or (iii) a merger of the Company as provided in Section 9.8, without a meeting by less than unanimous written consent shall be given to those Members entitled to vote who have not consented in writing at least ten (10) calendar days before the consummation of the action authorized by such approval.  For any other action approved by Members without a meeting by less than unanimous written consent, prompt notice shall be given to those Members entitled to vote who have not consented in writing.

(j) Waiver of Notice.  When any notice is required to be given to any Member, a waiver of such notice requirement in writing signed by the Member entitled to such notice, whether before, at, or after the time stated in such notice, shall be equivalent to the giving of such notice.  Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, unless the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

7.7 Environmental Work.  Owens shall be solely responsible (a) to fund any costs to contain, remove, remediate and monitor all environmental contamination with respect to the Property and (b) at Owens’ sole cost, to manage the process, hire the contractors and coordinate with the various governmental or quasi-governmental agencies having jurisdiction thereof until such time as such agencies issue final written determinations that no further action is required and the Property is fully compliant with all applicable environmental laws (the “Environmental Work”).2  Owens shall diligently pursue the obligations described in the preceding sentence.  Owens shall indemnify and hold the Company and the other Parties harmless from and against any and all claims, costs, and liabilities relating to such contamination and/or the Environmental Work.  Owens shall promptly (within five (5) calendar days after delivery of notice from Manager) reimburse the Company if and to the extent that the Company incurs any costs or expenses with respect to the Environmental Work.  Such obligation of Owens shall continue and survive whether or not Owens is a member of the Company and shall not constitute any Capital Contribution by Owens or affect the Capital Accounts of the Members in any way.  If Owens defaults in such obligation, then Nanook may, at its election in its sole and absolute discretion, loan such defaulted amount to the Company, which loan shall be repaid with interest at the rate of nine percent (9%) per annum calculated on a cumulative (but not compounded) basis, but no more than the maximum rate allowed by law and which loan shall have priority of expenses set forth in Section 4.1(a)(i) and/or Section 4.1(b)(i).

7.8 Buy/Sell Right. Each Member shall have the right to implement the buy/sell procedure set forth in this Section 7.8 in strict accordance with the provisions of this Section 7.8 (the “Buy/Sell Right”).

(a) Exercise.  Owens shall have the right to exercise its Buy/Sell Right at any time following completion of the Environmental Work and fulfillment of Owens’ obligations under Section 7.7 (the “Environmental Work Completion Date”).  Nanook shall have the right to exercise its Buy/Sell Right at any time following the earlier to occur of (i) at any time that Owens is in breach of Section 7.7, provided that Manager or Nanook has so notified Owens and provided Owens with at least ten (10) calendar days to cure such breach, or (ii) the Environmental Work Completion Date.  The Member desiring to exercise its Buy/Sell Right (the “Buy/Sell Offeror”) shall do so by giving written notice (the “Buy/Sell Notice”) to the other Member (the “Buy/Sell Offeree”) setting forth a statement of intent to invoke Buy/Sell Offeror’s Buy/Sell Right under this Section 7.8, which Buy/Sell Notice shall include the amount (the “Buy/Sell Amount”) at which the Buy/Sell Offeror values the Project as of the date the Buy/Sell Notice is delivered, free and clear of all liabilities, and shall include notice of all oral or written offers and/or inquiries received by the Buy/Sell Offeror during the previous three-month period relating to the financing or disposition of the Project or any material portion thereof (including without limitation proposals for the formation of a new Entity for the ownership and operation of the Project).

(b) Buy/Sell Offeree’s Election.  Within thirty (30) days after the giving of the Buy/Sell Notice, the Buy/Sell Offeree shall elect to either (i) sell the Buy/Sell Offeree’s Interest to the Buy/Sell Offeror for a purchase price equal to the amount that would be distributed to the Buy/Sell Offeree if the Company were to sell the Project to a third party for the Buy/Sell Amount on the date of the Buy/Sell Notice and the Company were to immediately satisfy all Company liabilities and then distribute the “hypothetical” Major Capital Event Proceeds, or (ii) purchase the Buy/Sell Offeror’s Interest from the Buy/Sell Offeror for a purchase price equal to the amount that would be distributed to the Buy/Sell Offeror if the Company were to sell the Project to a third party for the Buy/Sell Amount on the date of the Buy/Sell Notice and the Company were to immediately satisfy all Company liabilities and then distribute the “hypothetical” Major Capital Event Proceeds.  The Buy/Sell Offeree’s failure to timely make such election shall be deemed to constitute the Buy/Sell Offeree’s election to sell the Buy/Sell Offeree’s Interest as of the expiration of such 30-day period.

(c) Closing.  The closing of a purchase and sale of an Interest pursuant to this Section 7.8 shall be held at the principal place of business of the Company on a mutually acceptable date not later than ninety (90) days after Buy/Sell Offeree’s election (or deemed election) to sell the Buy/Sell Offeree’s Interest or to purchase the Buy/Sell Offeror’s Interest.  At such closing, the following shall occur:

(i) The selling Member shall assign to the purchasing Member the selling Member’s Interest, and shall execute and deliver to the purchasing Member all documents which may be required to give effect to the disposition and acquisition of such Interest, in each case free and clear of all liens, claims, and encumbrances, with covenants of general warranty.

(ii) The purchasing Member shall pay to the selling Member cash or other immediately available funds in the amount of the purchase price for the selling Member’s Interest (as determined pursuant to Section 7.8(b)).

(iii) Upon the purchasing Member’s purchase of such Interest, (A) the Company shall indemnify and hold the selling Member harmless from and against any and all losses, damages or expenses that the selling Member may incur thereafter under any liability, debt or obligation of the Company except to the extent such losses, damages or expenses were caused by the selling Member’s Bad Act (or Owens’ breach of any provision of Section 7.7) and except that in no event shall Owens be indemnified for any breach of the provisions of Section 7.7, (B) the Company and the purchasing Member shall use reasonably good faith efforts to cause any guarantees made or collateral pledged by the selling Member to secure obligations of the Company to be released by creditors, and (C) all outstanding Excess Member Loans made by the selling Member shall be repaid in full together with all accrued and unpaid interest thereon.

(d) Enforcement.  It is expressly agreed that any remedy at law for breach of the obligations of the Members set forth in this Section 7.8 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damage to be sustained by reason of the failure of a Member to comply fully with such obligations, and (ii) the uniqueness of the Company’s business and the relationships of the Members.  Accordingly, each of such obligations shall be, and is hereby expressly made, enforceable by specific performance.

7.9 Operations in Pre-Closing Period.  From the date of a Buyout Notice or Buy/Sell Notice until the Buyout Closing Date (or closing under Section 7.8(c), as the case may be), the Company will continue to be operated in the ordinary course as if the closing were not going to occur, the Members will continue to have all power and authority granted them in this Agreement (including the power to make distributions), and the Members will exercise their power and authority in good faith and without regard to the fact that such closing may occur; provided, however, that without the approval of both Members (a) to the extent not otherwise reflected in the determination of the purchase price for a selling Member’s Interest, any and all distributions of Major Capital Event Proceeds from the Company to such selling Member shall be credited against and reduce the purchase price otherwise payable to such selling Member for its Interest and any Capital Contributions made by such selling Member to the Company during such period shall be added to and increase the purchase price otherwise payable to such selling Member for its Interest, and (b) the Company shall not enter into any contracts or agreements, or otherwise agree, to sell or otherwise dispose of the Project; however, the Company shall be authorized to consummate any transactions which were the subject of binding contractual obligations entered into before the commencement of such period.

ARTICLE 8

TRANSFERS

8.1 Transfers of Member Interest.  No Member may effect a Transfer, except in compliance with the provisions of this Article 8.  “Transfer” means, with respect to a Member, to offer, sell, pledge, assign, transfer (including by way of a transmutation of the character of the property from separate property into community property or between spouses), encumber or in any manner whatsoever directly or indirectly dispose of all or any portion of such Member’s Interest (or any Economic Interest with respect to such Interest), whether voluntarily, including by inter vivos transfer, or involuntarily (whether on death, or testamentary disposition or otherwise), or by operation of law, including without limitation the events or occurrences described as a Transfer in Section 8.1(a).  If a Person is either (1) a Member as a trustee or co-trustee of a trust or (2) a trustee or co-trustee of a trust that is a Member, then, in either case, the death of such Person, or the resignation or removal of such Person as a trustee or co-trustee of such trust, or the admission of any additional Person as a trustee of such trust shall also constitute a Transfer.  If such Member is an Entity, then a change of control or the Transfer of any actual or beneficial ownership of such Member shall also constitute a Transfer of its Interest.  If a Member is an individual with a spouse that has a community property interest in such Member’s Interest (and such spouse is a signatory to this Agreement as a Member), then such Member is not deemed to have died unless and until both such Member and such spouse have died.  Each such Transfer shall be categorized as one and only one of the following categories.

(a) “Permitted Transfer” means each Transfer with respect to which the Transferee is one of the following Persons (a “Permitted Transferee”):

(i) The Company.

(ii) Another Member.

(iii) Any corporation, partnership or limited liability company of which the Transferor and/or Permitted Transferee(s) collectively own and control one hundred percent (100%) of the voting and ownership interests (and a Transfer that is not a Permitted Transfer will be deemed to occur at such time as one hundred percent (100%) of such voting and ownership interests are no longer owned and controlled by the Transferor and/or Permitted Transferee(s)).

(b) “Non-Permitted Transfer on Death or Trustee Change” means any Transfer (other than a Permitted Transfer) that is triggered by a Member’s becoming a Deceased Member or Changed Trustee.  “Deceased Member or Changed Trustee” means, (i) if the Member is an individual, then the death of such individual, (ii) if the Member includes two or more individuals (either as joint tenants, or husband and wife as community property, or otherwise) each of whom is a signatory and listed in this Agreement as a Member, then the death of the last-surviving of such individuals, and (iii) if a Person is either (A) a Member as a trustee or co-trustee of a trust or (B) a trustee or co-trustee of a trust that is a Member, then a change in trustees with respect to such trust that results in a Transfer.

(c) “Involuntary Transfer” means each of the following Transfers (other than any of the following that is a Non-Permitted Transfer on Death or Trustee Change or a Permitted Transfer):

(i) The Bankruptcy of a Member.

(ii) A Member makes a gift of all or a portion of its Interest (including any Economic Interest).

(iii) A Member pledges, encumbers, mortgages or hypothecates all or any portion of the Member’s Interest (including any Economic Interest), other than pursuant to Section 3.8(f).

(iv) A Member attempts to withdraw from the Company.

(v) Any other involuntary transfer of a Member’s Interest (including any Economic Interest).

(vi) Any other event that, were it not for this Agreement, would cause the Member’s Interest (including any Economic Interest) to be sold, assigned, or otherwise transferred, but excluding any such sale, assignment or transfer that is to a third party in an arms’ length transaction for consideration (i.e. a Voluntary Transfer).

(d) “Voluntary Transfer” means any Transfer that is neither an Involuntary Transfer, nor a Permitted Transfer, nor a Non-Permitted Transfer on Death or Trustee Change, such as a Transfer to a third party in an arms’ length transaction for consideration.

8.2 Permitted Transfer.  The Manager and each Member hereby consent to each Permitted Transfer.  For each Permitted Transfer, the Transferor and the Permitted Transferee shall (a) provide a Transfer Notice in accordance with Section 8.6, and (b) comply with the provisions of Section 8.7(b), Section 8.7(c), and Section 8.7(d).  Upon compliance with such provisions, such Permitted Transferee shall become a Substitute Member.  The provisions of Section 8.8 (Further Restrictions; Invalid Restrictions), and, if the Transferor is a Deceased Member or Changed Trustee, Section 8.9 (Deceased Transferor or Changed Trustee) shall apply to Permitted Transfers.  The provisions of Section 8.3 (Non-Permitted Transfer on Death or Trustee Change), Section 8.4 (Purchase Option), and Section 8.5 (ROFO) shall not apply to any Permitted Transfer.

8.3 Non-Permitted Transfer on Death or Trustee Change.  If a Transfer is a Non-Permitted Transfer on Death or Trustee Change (and thus, by definition, not a Permitted Transfer), then the provisions of Section 8.2 (Permitted Transfer), Section 8.4 (Purchase Option), Section 8.5 (ROFO), and Section 8.8 (Further Restrictions; Invalid Restrictions) shall not apply.  The provisions of Section 8.6 (Transfer Notice), Section 8.7 (Assignees Versus Substitute Members), and Section 8.9 (Deceased Transferor or Changed Trustee) shall apply to a Non-Permitted Transfer on Death or Trustee Change.

8.4 Involuntary Transfer (Purchase Option).  Subject to the following sentence, upon the occurrence of any Involuntary Transfer, the Transferor or such Transferor’s purported Transferee or representative (collectively, the “Involuntary Transferor”) is deemed to offer to sell first to the Company, and thereafter to all Members other than the Involuntary Transferor (the “Non-Transferring Member(s)”), the Transfer Interest for the consideration and on the following terms and conditions (the “Purchase Option”).

(a) Fair Market Value.  The fair market value of a Transfer Interest (the “Fair Market Value”) means either (i) the aggregate fair market value agreed upon in writing by the Involuntary Transferor (or, with respect to a Transfer upon the Bankruptcy of a Transferor, as agreed upon by an unaffiliated third party appointed as trustee by the court) and the Manager or (ii) if they do not mutually agree on such value within thirty (30) calendar days of delivery of the Transfer Notice, then an independent appraiser shall be appointed by the Manager within sixty (60) calendar days of delivery of the Transfer Notice and such appraiser shall promptly appraise the fair market value (after reduction for costs of sale and after discounting the Transfer Interest for all applicable discounts), as of the date of delivery of the Transfer Notice, which appraisal shall be the binding and conclusive determination of the Fair Market Value.  The costs of such appraisal shall be borne equally by the Company and the Involuntary Transferor.  Such “applicable discounts” shall represent a fair estimation of the minority, marketability, and any other valuation discounts attributable to the Transfer Interest.  After the Fair Market Value is so determined, the Manager shall so notify each of the Members of such determination and of their rights under this Article 8.

(b) Purchase Option Notice.  On or before the later to occur of (i) forty-five (45) calendar days following receipt of the appraisal set forth above, or (ii) one hundred twenty (120) calendar days following the date of the Transfer, the Company may, with the prior written consent of the Manager (in the sole and absolute discretion of the Manager), elect to purchase all (but not less than all) of the remaining Transfer Interest by delivering written notice of such election to the Involuntary Transferor.  If the Company does not so elect to purchase the entire Transfer Interest, then the Company shall deliver a written notice to each of the Non-Transferring Member(s) of their pro rata right to purchase the Transfer Interest.  Within thirty (30) calendar days of receiving such notice, each Non-Transferring Member shall deliver to the Company a written notice (the “Purchase Option Notice”) specifying the maximum amount of the Transfer Interest that the Non-Transferring Member desires to purchase.  Each Non-Transferring Member is entitled to purchase (at a minimum) that Non-Transferring Member’s pro rata share of the Transfer Interest, in the same proportion that the Non-Transferring Member’s Percentage Interest bears to the aggregate Percentage Interests of all Non-Transferring Member(s) electing to so purchase.  The Manager may use any reasonable method to allow the Transfer Interest to be as fully purchased by the Non-Transferring Member(s) as possible, and if the entire Transfer Interest is not fully purchased, then the Company may purchase all (but not less than all) of the balance of the Transfer Interest.  The failure of a Non-Transferring Member to submit a written notice to the Manager within the thirty (30) calendar day period described above constitutes an election by the Non-Transferring Member not to purchase any of the Transfer Interest.  The delivery by each Non-Transferring Member and/or if applicable the Company (collectively, the “Purchase Option Buyers”) of a Purchase Option Notice to the Involuntary Transferor creates an irrevocable, binding contract between such Purchase Option Buyer and the Involuntary Transferor for the purchase and sale of the Transfer Interest.  The aggregate amount to be paid for the Transfer Interest (the “Purchase Option Price”) shall be the Fair Market Value.

(c) Closing.  If Purchase Option Notices are given by Purchase Option Buyers for all (but not less than all) of the Transfer Interest, then the closing thereof shall occur within ten (10) Business Days after the end of the last relevant period set forth in Section 8.4(b).  On or before the date of such closing, each Purchase Option Buyer shall pay its share (based on the portion of the Transfer Interest that such Purchase Option Buyer elected to purchase under Section 8.4(b)) of the Purchase Option Price by delivering to the Involuntary Transferor (or, in the event of a Bankruptcy of the Transferor, the Transferee) cash in an amount not less than twenty percent (20%) of its pro rata share of the Purchase Option Price and the balance of the Purchase Option Price evidenced by a non-negotiable promissory note secured by a pledge of the portions of the Transfer Interest so purchased.  The promissory note(s) and pledge agreement(s) evidencing the purchase of the Transfer Interest shall be in such form and substance satisfactory to counsel for the Company, and shall contain standard and customary provisions for secured instruments.  The promissory note(s) shall be payable in equal quarterly payments of principal and interest over a period of ninety-six (96) months, with the first such payment commencing not more than ninety (90) calendar days after such closing and shall bear interest at the rate of ten percent (10%) per annum calculated on a cumulative (but not compounded) basis, but no more than the maximum rate allowed by law.  The maker of each promissory note may prepay all or part of the principal of the promissory note without penalty.

(d) Entire Transfer Interest Only.  The provisions of this Section 8.4 shall apply to the entire (but not less than the entire) Transfer Interest and if the Company and/or the Non-Transferring Member(s) do not elect to purchase the entire Transfer Interest, then the provisions of this Section 8.4 shall not apply.

(e) Other Provisions.  The provisions of Section 8.6 (Transfer Notice), Section 8.7 (Assignees Versus Substitute Members), and Section 8.8 (Further Restrictions; Invalid Restrictions) shall apply to an Involuntary Transfer.  The provisions of Section 8.2 (Permitted Transfer) and Section 8.5 (ROFO) shall not apply to an Involuntary Transfer.

8.5 Voluntary Transfer (Right of First Offer).  Subject to the following sentence, prior to the occurrence of any Voluntary Transfer, the Transferor shall offer the Transfer Interest to all Non-Transferring Member(s) in accordance with the provisions of this Section 8.5 (the “ROFO”).

(a) Right of First Offer.  The Non-Transferring Member(s) shall have the right to purchase the Transfer Interest for a price equal to the Third Party Price and on the terms of payment designated in the Transfer Notice.  If the Transfer Notice provides for the payment of non-cash consideration, then any Non-Transferring Member(s) electing to purchase may elect to pay the consideration in cash in an amount equal to the good-faith estimate of the present net fair market value of the non-cash consideration offered, as determined by the Manager in the sole and absolute discretion of the Manager.

(b) Notice of Election.  If there is one Non-Transferring Member, then on or before ninety (90) calendar days after the giving of the Transfer Notice, the Non-Transferring Member shall notify the Transferor in writing (the “ROFO Notice”) of its desire to purchase all (but not less than all) of the Transfer Interest.  If there are two or more Non-Transferring Member(s), then the Company shall deliver a written notice to each of the Non-Transferring Member(s) of their pro rata right to purchase the Transfer Interest.  Within thirty (30) calendar days of receiving such notice, each Non-Transferring Member shall deliver to the other Parties a ROFO Notice specifying the maximum amount of the Transfer Interest that the Non-Transferring Member desires to purchase.  Each Non-Transferring Member is entitled to purchase (at a minimum) that Non-Transferring Member’s pro rata share of the Transfer Interest, in the same proportion that the Non-Transferring Member’s Percentage Interest bears to the aggregate Percentage Interests of all Non-Transferring Member(s) electing to so purchase.  The Manager may use any reasonable method to allow the Transfer Interest to be as fully purchased by the Non-Transferring Member(s) as possible.  The failure of a Non-Transferring Member to submit a written notice to the Manager within the thirty (30) calendar day period described above constitutes an election by the Non-Transferring Member not to purchase any of the Transfer Interest.  The delivery by each Non-Transferring Member of a ROFO Notice creates an irrevocable, binding contract between such Non-Transferring Member and the Transferor for the purchase and sale of the Transfer Interest.  Any closing of the purchase of such Transfer Interest by the Non-Transferring Member(s), under this Section 8.5, shall occur at the same time as a closing would have occurred pursuant to the Transfer Notice, but no earlier than thirty (30) calendar days after the end of the last relevant period during which a Party has an election to so purchase.

(c) Entire Transfer Interest Only.  The provisions of this Section 8.5 shall apply to the entire (but not less than the entire) Transfer Interest and if the Non-Transferring Member(s) do not elect to purchase the entire Transfer Interest, then (i) the provisions of this Section 8.5 shall not apply and (ii) with respect to any Transfer Notice (related to a Voluntary Transfer) that is given from and after the Environmental Work Completion Date, such Voluntary Transfer shall be deemed a Permitted Transfer.

(d) Other Provisions.  The provisions of Section 8.2 (Permitted Transfer), Section 8.3 (Non-Permitted Transfer on Death or Trustee Change), and Section 8.4 (Purchase Option) shall not apply to a Voluntary Transfer (except as otherwise set forth in Clause (ii) of Section 8.5(c)).  The provisions of Section 8.6 (Transfer Notice), Section 8.7 (Assignees Versus Substitute Members), and Section 8.8 (Further Restrictions; Invalid Restrictions) shall apply to a Voluntary Transfer.

8.6 Transfer Notice.  In the event of a proposed Transfer, the transferring Member (the “Transferor”) shall provide written notice to the Manager and Members of such proposed Transfer (the “Transfer Notice”).  The Transfer Notice shall set forth the name and address of the proposed transferee (the “Transferee”), the intended effective date of the Transfer, the Transferor’s bona fide intention or obligation to Transfer its Interest, the reasons for the Transfer, the Interest or portion of an Interest to be transferred (the “Transfer Interest”), the purchase price or consideration (the “Third Party Price”), the terms of payment for the Transfer Interest, and any other relevant details.  Prior to the later of the receipt of the Transfer Notice or the effective date of the Transfer, the Company and the Manager may treat a Transferor as the absolute owner in all respects of the Transfer Interest, and neither the Company nor the Manager will incur any liability for allocations of Profits or Losses, distributions, or transmissions of reports or notices, made in good faith to a Transferor.

8.7 Assignees Versus Substitute Members.  Upon any Transfer, the Transferee shall, unless and until admitted as a Substitute Member pursuant to this Section 8.7 (until admission as a Substitute Member, an “Assignee”), hold only an Economic Interest and shall not be a Member or Substitute Member.  To the fullest extent permitted by law, the Manager has no duty (including without limitation any fiduciary duty) or obligation to an Assignee.  Neither any Transfer nor the admission of a Substitute Member shall release the Transferor from any liability to the Company.  An Assignee may be admitted as a substitute Member (a “Substitute Member”) only upon satisfaction of all of the following conditions:

(a) Consent.  Except with respect to a Permitted Transfer (which shall be deemed to have the consent of all Parties), the prior written consent of the Manager, which consent shall (i) prior to the Environmental Work Completion Date, be in the sole and absolute discretion of the Manager, and (ii) thereafter, be subject to the reasonable consent of the Manager.

(b) Expenses.  The Transferor and Transferee shall have paid or obligated themselves to pay all reasonable expenses connected with the Assignee’s admission (as determined solely by the Manager, but which expenses the Manager may, in the sole and absolute discretion of the Manager, waive), including without limitation the cost of preparing, filing, and publishing any appropriate documents.

(c) Securities Laws.  The Transfer complies with applicable Securities Laws and regulations under any Securities Laws.  With respect to a Permitted Transfer, the Manager may, in the sole and absolute discretion of the Manager, waive the provisions of this Section 8.7(c).

(d) Acceptance of Assignment Agreement.  The Company receives the Transferee’s executed Acceptance of Assignment and Agreement To Be Bound in the form of attached Exhibit “D”, under which the Transferee agrees to be bound by the terms of this Agreement (and pursuant to which the Transferee expressly makes to the Manager and the Company the representations and warranties of Article 10).

(e) Other Conditions.  Except with respect to a Permitted Transfer, such other conditions as the Manager reasonably may impose.

Any Person who is an Assignee, but who is not a Substitute Member, and who desires to make a further Transfer, is subject to all of the provisions of this Article 8 to the same extent and in the same manner as any Member desiring to make a Transfer.  Upon the admission of a Substitute Member, the Manager shall appropriately amend attached Exhibit “A”.  Upon the effectiveness of any Transfer in which the Transferee remains an Assignee, the Manager may, at the election of the Manager, amend attached Exhibit “A” to reflect such Transfer.

8.8 Further Restrictions; Invalid Restrictions.  Notwithstanding anything to the contrary in this Article 8, the following provisions shall apply:

(a) Events that Cause Dissolution, Financing Acceleration, or Accounting Changes.  Other than upon a Non-Permitted Transfer on Death or Trustee Change or upon a Permitted Transfer that results from a Deceased Member or Changed Trustee, or upon the written waiver of this Section 8.8(a) by the Manager (in the sole and absolute discretion of the Manager), no Member may effect a Transfer (i) if such Member is Owens, at any time prior to the Environmental Work Completion Date, (ii) if such Transfer, when added to the total of all other Interests sold or exchanged in the preceding twelve (12) consecutive months, would cause the dissolution of the Company under the Code, as determined by the Manager, (iii) if such Transfer would cause any creditor to be entitled to accelerate any portion of the Company’s debt or would require payment of an assumption or similar fee, or (iv) if such Transfer would cause the Company to change its method of accounting.

(b) Effect of Invalidity.  If any restriction set forth in this Article 8 is held to be unenforceable and invalid by a nonappealable binding court or arbitrator order, judgment, decree, or decision, then the Transferee shall become a holder of an Economic Interest with respect to the Transfer Interest but shall not become a Substitute Member, and shall not be entitled to vote or to participate in any manner in the management or affairs of the Company.

(c) No Withdrawal.  No Member shall have the right to withdraw from the Company at any time.

8.9 Deceased Transferor or Changed Trustee.  Upon any Transfer that results from a Member’s becoming a Deceased Member or Changed Trustee (whether a Permitted Transfer or a Non-Permitted Transfer on Death or Trustee Change), such Member’s personal or authorized representative, including a successor trustee, has all the rights of such Member for the purpose of settling or managing its estate, administering its trust, or effecting the orderly disposition of its affairs or business.

8.10 Election to Adjust Basis.  Upon any Transfer, the Tax Matters Partner may elect, in its sole and absolute discretion, on behalf of the Company, to adjust the basis of the property of the Company pursuant to Code Section 754.

ARTICLE 9

DISSOLUTION

9.1 Dissolution.

(a) Dissolution Events.  The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following events (each, a “Dissolution Event”):

(i) By the prior written consent of the Manager (which shall be in the sole and absolute discretion of the Manager) and all Members (which shall be in their sole and absolute discretion).

(ii) The entry of a decree of judicial dissolution pursuant to the Act.

(iii) The termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company unless the business of the Company is continued in a manner permitted by the Act.  Notwithstanding anything to the contrary in this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(iv) The sale of all or substantially all of the assets of the Company.

(b) Winding Up.  As soon as is practicable following the occurrence of a Dissolution Event, the appropriate representative of the Company shall commence winding up the Company’s affairs in accordance with the Act and this Agreement.

9.2 Effect of Dissolution Event.  Upon the occurrence of a Dissolution Event, the Company shall cease to carry on its business, except insofar as may be necessary to wind up its business but its separate existence shall continue for the purpose of winding up its affairs, prosecuting or defending actions by or against it in order to collect and discharge obligations, disposing of and conveying its property, and collecting and dividing its assets.

9.3 Distribution of Assets upon Dissolution.

(a) Liabilities and Distributions.  In settling accounts after dissolution of the Company, the liabilities of the Company shall be entitled to satisfaction in the following order and distributions shall be made thereafter in the following order (to the extent not inconsistent with the order of priority as provided by law):

(i) First, to satisfy creditors, in the order of priority as provided by law.  To the extent not inconsistent with such priority, the Company shall pay any outstanding debts and obligations of the Company that are currently due to lenders and creditors, including debts and obligations owed to any Member or Manager (or any Affiliate thereof), to the fullest extent permitted by law.

(ii) Next, to a reserve as reasonably required for contingent liabilities of the Company (after passage of a reasonable time the balance, if any, in such reserve shall be distributed as set forth below).

(iii) Next, to distribute to each Member, in the manner and priority set forth in Section 4.1(b)(iii), Section Error! Reference source not found., Section 4.1(b)(iv), and Section 4.1(b)(v).

(b) Other Provisions.  Such distributions shall be made after (i) the final allocations of Profits and Losses in connection with the dissolution of the Company and the liquidation of its assets have been made, and (ii) all such events, transactions, and allocations have been fully reflected in the Members’ Capital Accounts as required by Treasury Regulations 1.704-1(b).  Such distribution required by this Section 9.3 shall be made by the end of the Fiscal Year in which such dissolution occurs, or, if later, within ninety (90) calendar days after the date of such dissolution, and shall otherwise comply with the requirements of Treasury Regulations 1.704-1(b).  Distributions pursuant to this Section 9.3 may be made to a trust established for the benefit of the Members for the purposes of liquidating the Company’s assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Manager arising out of or in connection with the Company.  The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Manager, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

(c) Deficit Balances.  Except as otherwise specifically provided in this Agreement, if any Member has a deficit balance in its Capital Account (after giving effect to every Capital Contribution, distribution, and allocation for all taxable years, including the year during which such “liquidation” occurs), such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or any other Person for any purpose whatsoever.

9.4 Filing of Certificate of Cancellation.  Upon completion of the winding up of the Company, and when all debts, liabilities, and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Members, a certificate of cancellation shall be executed and filed with the Delaware Secretary of State in accordance with the Act.

9.5 Winding Up.  Except as provided by law, upon dissolution of the Company, each Member shall look solely to the assets of the Company for the return of such Member’s Capital Contribution.  If the property of the Company remaining after the payment, discharge or satisfaction of the debts and liabilities of the Company is insufficient to return the Capital Contribution of each Member, then such Member shall have no recourse against any other Member.  Except as otherwise prescribed by law, the winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Manager, who is hereby authorized to take all actions necessary to accomplish such distribution, including without limitation selling any assets of the Company deemed necessary or appropriate to sell by the Manager.

9.6 Allocations Upon Dissolution.  The tax allocation provisions of this Agreement are intended to produce final Capital Account balances that are at levels (“Target Final Balances”) which permit liquidating distributions that are made in accordance with such final Capital Account balances to be equal to the priority distributions that would occur if such liquidating proceeds were distributed pursuant to Section 9.3.  To the extent that the tax allocation provisions of this Agreement would not produce the Target Final Balances, the Members agree to take such actions as are necessary to amend such provisions to produce such Target Final Balances.  Notwithstanding the other provisions of this Agreement, allocations of Company gross income and deductions shall be made prospectively in relation to such liquidation as reasonably necessary (as determined by the Tax Matters Partner in its sole and absolute discretion) to produce such Target Final Balances (and, to the extent such prospective allocations would not reach such result, the prior tax returns of the Company shall be, as determined by the Tax Matters Partner in its sole and absolute discretion, amended to reallocate Company gross income and deductions to produce such Target Final Balances).

9.7 No Action for Dissolution.  Except as expressly permitted in this Agreement, to the fullest extent permitted by law, a Member shall not take any voluntary action that directly causes a Dissolution Event.  The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not otherwise required by Section 9.1.  This Agreement has been drawn carefully to provide fair treatment of all Members.  Accordingly, except where the Manager has failed to liquidate the Company as required by this Article 9, each Member hereby waives and renounces, to the fullest extent permitted by law, such Member’s right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company on the ground that (a) it is not reasonably practicable to carry on the business of the Company in conformity with the Certificate of Formation or this Agreement, or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member.  Damages for breach of this Section 9.7 shall be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which such Member would otherwise be entitled.

9.8 Merger.  The Company may, upon the approval of the Manager and a Voting Majority (which shall be in its or their sole and absolute discretion), merge pursuant to an agreement of merger with or into one or more Entities formed or organized under the laws of the State of Delaware or any other state of the United States or any foreign country or other foreign jurisdiction, with such Entity as the merger agreement shall provide being the surviving or resulting Entity, without the consent of any other Person.

ARTICLE 10

INVESTOR PROVISIONS

10.1 Representations and Warranties.  Each Member hereby represents and warrants to, and agrees with, the Manager, the other Members, and the Company as follows:

(a) Preexisting Relationship or Experience.  Either (i) such Member has a preexisting personal or business relationship with the Company or the Manager, officers, or control persons, or (ii) by reason of such Member’s business or financial experience, or by reason of the business or financial experience of such Member’s financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate or selling agent of the Company, such Member is capable of evaluating the risks and merits of an investment in the Interests and of protecting such Member’s own interests in connection with this investment.

(b) No Advertising.  Such Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Interests.

(c) Investment Intent.  Such Member is acquiring the Interest for investment purposes for such Member’s own account only, and not with a view to or for sale in connection with any distribution of all or any part of the Interest.  No other Person will have any direct or indirect beneficial interest in or right to such Member’s Interest.

(d) Purpose of Entity.  If the Member is a corporation, partnership, limited liability company, trust, or other Entity, then it was not organized for the specific purpose of acquiring the Interest.

(e) No Registration of Interest.  Such Member acknowledges that the Interests have not been registered or qualified under any Securities Laws, in part, on such Member’s representations, warranties, and agreements in this Agreement.  Such Member represents, warrants, and agrees that neither the Company nor the Manager is under an obligation to register or qualify the Interests under any Securities Laws, or to assist such Member in complying with any exemption from registration and qualification.

(f) Restricted Securities.  Such Member understands that the Interests are “restricted securities” under the Securities Act of 1933, as amended, in that the Interests will be acquired from the Company in a transaction not involving a public offering, and that the Interests may be resold without registration under the Securities Act of 1933, as amended, only in certain limited circumstances, and that otherwise the Interests must be held indefinitely.

(g) No Disposition in Violation of Law.  Without limiting the representations set forth above, such Member will not make any disposition of all or any part of such Member’s Interest which will result in the violation by such Member or by the Company of the Securities Laws.  Without limiting the foregoing, such Member agrees not to make any disposition of all or any part of the Interest unless and until the following conditions are fully satisfied:

(i) There is then in effect a registration statement under the Securities Act of 1933, as amended, covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of other Securities Laws; or

(ii) (A) Such Member has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Manager, such Member has furnished the Company with a written opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of any securities under the Securities Act of 1933, as amended, or the consent of or a permit from appropriate authorities under any other applicable Securities Laws.

(h) Investment Risk.  Such Member acknowledges that the Interests are a speculative investment which involves a substantial degree of risk of loss by such Member, that such Member understands and takes full cognizance of the risk factors related to the purchase of the Interest, and that (if applicable) the Company is newly organized.  Such Member has the financial ability to bear the economic risk of its participation in the Company, has adequate means of providing for current needs and contingencies and has no need for liquidity with respect to its Interest.  Such Member is financially able to bear the economic risk of an investment in the Interest, including the total loss of such investment.

(i) Information Reviewed.  Such Member has received and reviewed all information such Member considers necessary or appropriate for deciding whether to purchase the Interest.  Such Member has had an opportunity to ask questions and receive answers from the Company and its Manager, officers, and employees regarding the terms and conditions of purchase of the Interest and regarding the business, financial affairs, and other aspects of the Company, and has further had the opportunity to obtain all information (to the extent the Company possesses or can acquire such information without unreasonable effort or expense) which such Member deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to such Member.  Such Member is purchasing its Interest in reliance solely on (i) its independent verification of the accuracy of (A) any documents delivered by the Manager to the Member and (B) any statements made by the Manager (or Affiliate) to the Member concerning the Company, and (ii) the opinions and advice concerning the Company of consultants engaged by such Member.

(j) No Representations by Company.  Neither the Manager, nor any agent or employee of the Company or of the Manager, or any other Person, has at any time expressly or implicitly represented, guaranteed, or warranted to such Member that a percentage of profit and/or amount or type of consideration will result from an investment in the Interest, that past performance or experience on the part of the Manager or Affiliates or any other Person in any way indicates the predictable results of the ownership of the Interest or of the overall Company business, that any cash distributions from Company operations or otherwise will be made to the Members by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Company.

(k) Consultation with Attorney.  Such Member has been advised to consult with such Member’s own attorney regarding all legal matters concerning an investment in the Company and the tax consequences of participating in the Company, and has done so, to the extent such Member considers necessary.

(l) Tax Consequences.  Such Member acknowledges that the tax consequences to such Member of investing in the Company will depend on such Member’s particular circumstances, and neither the Company, the Manager, the Members, nor the shareholders, members, managers, agents, officers, directors, employees, Affiliates or consultants of any of them will be responsible or liable for the tax consequences to such Member of an investment in the Company.  Such Member will look solely to, and rely upon, such Member’s own advisers with respect to the tax consequences of this investment.

(m) No Assurance of Tax Benefits.  Such Member acknowledges that there can be no assurance that the Code or the Treasury Regulations will not be amended or interpreted in the future in such a manner so as to deprive the Company and the Members of some or all of the tax benefits they might now receive, or that some of the deductions claimed by the Company or the allocations of items of income, gain, loss, deduction, or credits among the Members may not be challenged by the IRS.

(n) Non-Foreign Person.  Such Member hereby certifies that such Member (i) is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations), (ii) is not a disregarded entity as defined in Code Section 1.1445-2(b)(2)(iii), (iii) the “TIN” for such Member, as set forth in attached Exhibit “A” or otherwise disclosed to the Manager is accurate, (iv) the “address” for such Member; in attached Exhibit “A” for such Member is accurate, and (v) such Member understands that the certifications set forth in this Section 10.1(n) may be disclosed to the IRS by the Manager and that any false statement contained in this Section 10.1(n) could be punished by fine, imprisonment, or both.  Under penalties of perjury, such Member declares that such Member has examined this certification and to the best of such Member’s knowledge and belief it is true, correct, and complete, and such Member further declares that such Member has authority to sign this Agreement.

(o) Accredited Investor.  Such Member is an “accredited investor” within the meaning of Regulation D of the Securities Act of 1933, as amended, and is included within one or more of the following “accredited investor” categories of such Regulation D:

(i) Any natural person whose individual net worth, or joint net worth with that natural person’s spouse, at the time of such natural person’s purchase, exceeds One Million Dollars ($1,000,000).

(ii) Any natural person who had an individual income in excess of Two Hundred Thousand Dollars ($200,000) in each of the two most recent years or joint income with that natural person’s spouse in excess of Three Hundred Thousand Dollars ($300,000) in each of those years and has a reasonable expectation of reaching the same income level in the current year.

(iii) Any Entity in which all of the equity owners are accredited investors.

For purposes of this Section 10.1(o), the term “net worth” means the excess of total assets over total liabilities.  In computing net worth for the purposes of category (i) above, such Member’s principal residence must be valued either at (A) cost, including the cost of improvements, net of current encumbrances upon the property or (B) the appraised value of the property as determined upon a written appraisal used by an institutional lender making a loan to the individual secured by the property, including the cost of subsequent improvements, net of current encumbrances upon the property.  In determining income, such Member should add to such Member’s adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

(p) Patriot Act.  Such Member, and any direct or indirect beneficial owner of such Member, (i) are currently and have been at all times in full compliance with all Patriot Act Related Laws, and (ii) are not and have never been a Person (A) that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (B) owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (C) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any anti-money laundering law, (D) who commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order, (E) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of the Treasury, Office of Foreign Assets Control at its official website, http://www.ustreas.gov/offices/enforcement/ofac/ or at any replacement website or other replacement official publication of such list, or (F) who is an Affiliate of a Person listed above.  The funds invested by such Member in the Company, and all funds received, directly or indirectly, by such Member from any direct or indirect beneficial owner of such Member, are derived from legal sources and without violation of any Patriot Act Related Laws.  Such Member consents to the Company’s performing a search of applicable governmental lists prior to acceptance of such Member as a Member, which search may be performed by a third party firm.  Such Member shall provide to the Company prior thereto, and from time to time thereafter as requested by the Company, all information reasonably required by the Company to establish compliance with the provisions set forth in this Section 10.1(p).  Such Member shall immediately notify the Company in writing of the relevant facts and circumstances if any representation or warranty set forth in this Section 10.1(p) is no longer true or accurate in any respect.  Without limiting any provisions in this Agreement, it is further agreed that no transfer of any direct or indirect interest in the Company, or of the equity or other beneficial ownership interests in any such Member that is an Entity, shall be effective until the transferee has provided a written certification by the transferee to the Company that the transferee shall be bound by, subject to and shall comply with all of the provisions set forth in this Section 10.1(p).

10.2 Brokers Indemnity.  Each Member or Manager represents and warrants that such Member or Manager has had no contact or dealings regarding this Agreement, the formation of the Company, or any transfer of all or any part of the Property through any investment banker, broker or other Person who can claim a right to any compensation in connection with this Agreement, such formation, or such transfer.  If any investment banker, broker or other Person claims any compensation in connection with this Agreement, such formation, or such transfer, then the Member or Manager through whom the investment banker, broker or other Person makes its claim shall, to the fullest extent permitted by law, indemnify, defend, and hold harmless the other Members or Manager, their board members, officers, directors, shareholders, partners, beneficiaries, trustees, employees, internal investment contractors, representatives, and Affiliates, and the Company, from and against any and all liability, loss (including without limitation court costs and expert witnesses’ and attorneys’ fees) which any of them may suffer or incur by reason of any such claim.  The provisions of this Section 10.2 shall survive the dissolution and termination of the Company.

10.3 Indemnity.  Each Member shall indemnify, hold harmless, and defend the Company, the Manager, each and every other Member, and each of their respective Affiliates who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of or arising from any misrepresentation, misstatement of facts, or omission to represent or state facts made by such Member in this Article 10, against losses, liabilities, and expenses of the Company, the Manager, each and every other Member, and each of their respective Affiliates incurred by such Person in connection with such action, suit, proceeding, or the like (including attorneys’ fees, judgments, fines, and amounts paid in settlement).

10.4 Legal Representation.  NV Manager (“Law Firm Client”) has retained Cooley Godward Kronish LLP (“Law Firm”) to prepare this Agreement.

(a) In General.  Each Member is advised that it is entitled to be represented by counsel of its choice with respect to becoming a Member in the Company, and each Member or potential Member should seek advice from its own counsel in regard to its investment in the Company and execution of this Agreement.  Each Member acknowledges that it has sought advice from its own separate legal counsel in this regard or has chosen not to do so.  Each Member acknowledges that Law Firm has not undertaken any and has no duty or obligation of any kind to any Member, in connection with this Agreement, all other documents contemplated by this Agreement, and/or the Property.

(b) Legal Advice to Law Firm Client.  From time to time, subject to the Rules of Professional Conduct of the State Bar of California, Law Firm shall be permitted to render legal advice and to provide legal services to the Law Firm Client and its Affiliates with respect to the Property, the Company or otherwise.  In no event does or will an attorney/client relationship exist between Law Firm on the one hand, and any other Member or any of their respective Affiliates, on the other hand, in the absence of an express written engagement agreement between such Member and Law Firm.

(c) Legal Advice to Company.  To the extent requested by Law Firm Client or its Affiliates, and subject to the Rules of Professional Conduct of the State Bar of California, Law Firm shall be permitted to render legal advice and to provide legal services to the Company, the Manager, and each Affiliate of the Manager.  Each Member agrees that such representation, including of the Company by Law Firm, from time to time, does not disqualify Law Firm from providing legal advice and legal services (as set forth in this Section 10.4) at any time in the future.

(d) Law Firm Client or Company.  Each Member will at all times continue to engage and consult with its own separate legal counsel, if any, in connection with matters and affairs relating to the Company.  If any dispute or controversy arises between any Member and the Company, on one hand, and any one or more of Law Firm Client or its Affiliates on the other hand, then each Member agrees that Law Firm may represent either the Company or Law Firm Client (or its Affiliates), or both or all of them, in any such dispute or controversy to the extent permitted by the Rules of Professional Conduct of the State Bar of California or similar rules in any other jurisdiction and each Member hereby consents to such representation.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 Notices.  Notwithstanding anything to the contrary in this Agreement, any notice, approval, consent, waiver, payment, request, instruction, order, determination, vote, decision, direction, demand, requirement, communication, or similar action or conduct required or permitted to be given to or by any Party under this Agreement shall be in writing, shall be sent via one of the following methods of delivery to the address for notices set forth in attached Exhibit “A”, as amended from time to time, and shall be deemed to have been duly given, made, delivered, and received as of the date of actual delivery or if delivery is refused, then as of the date presented: (a) by personal delivery; (b) by Federal Express, UPS, DHL, United States Postal Service Express Mail, or other overnight delivery service that provides written confirmation of delivery and receipt; or (c) by certified U.S. Mail, return receipt requested, postage prepaid.  Any telephone, fax or email information provided in this Agreement is for informational purposes only and shall not modify or expand the methods of notice delivery set forth in this Section 11.1.  Any Party may change its notice address(es) or add additional notice address(es) by notice to each other Party in accordance with the provisions of this Section 11.1.  Notices given by counsel for any Party, on behalf of such Party, shall be deemed a valid notice under this Section 11.1 if addressed and sent in accordance with the provisions of this Section 11.1.

11.2 Enforcement and Attorney’s Fees.  If a dispute arises concerning the performance, meaning, or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, the prevailing Party in such dispute, including under Section 11.3, shall be awarded any and all costs and expenses incurred by such prevailing Party in enforcing, defending, or establishing its rights under this Agreement or such document including without limitation court costs and expert witnesses’ and attorneys’ fees.  In addition to the foregoing award of costs and fees, such prevailing Party shall also be entitled to recover its court costs and expert witnesses’ and attorneys’ fees incurred in any post-judgment proceedings to collect or enforce any judgment.  This provision is separate and several and shall survive the merger of this Agreement or any such other document into any judgment on this Agreement or such document.

11.3 Dispute Resolution.

(a) Notification of Disputes.  If any dispute (the “Dispute”) arises (i) out of or relating to this Agreement or any alleged breach of this Agreement, (ii) with respect to any of the transactions or events contemplated by this Agreement, (iii) with respect to any indemnity provisions or obligations of this Agreement, and/or (iv) between or among any Parties with respect to any approval, consent, request, instruction, order, determination, vote, decision, direction, demand, requirement, communication, or similar action or conduct required or permitted to be given to or by any Party under this Agreement (whether as the Manager or as a Member), then any Party that is a party to such Dispute may, at its election, in its sole and absolute discretion, and as its sole remedy for such Dispute, trigger the provisions of this Section 11.3 by so notifying in writing (the “Dispute Notice”) each other Party that is a party to such Dispute (such notifying Party and such other Party(ies), collectively, the “Dispute Parties” and, individually, a “Dispute Party”) with a copy to, if not a party to such Dispute, the Manager.

(b) Negotiated Resolution.  If any Party gives a Dispute Notice pursuant to Section 11.3(a), then the Dispute Parties shall meet at least twice within the thirty (30) calendar day period commencing with the date of the giving of the Dispute Notice and in good faith shall attempt to resolve such Dispute.

(c) Mediation.  If such Dispute is not resolved or settled by the Dispute Parties through negotiations pursuant to Section 11.3(b), then the Dispute Parties shall submit such Dispute to non-binding mediation before a retired judge of a federal District Court or California Superior, Appellate, or Supreme Court, or some similarly qualified, mutually agreeable individual.  The Dispute Parties shall bear the costs of such mediation equally.  Such mediator must be selected by the Dispute Parties on or before fifteen (15) calendar days after the end of such thirty (30) calendar day “negotiated resolution” period following the Dispute Notice, and such mediation must be concluded within thirty (30) calendar days after the selection of such mediator.  If either of such deadlines is not met, then the provisions of Section 11.3(d) shall apply.

(d) Arbitration.  If either of the deadlines set forth in Section 11.3(c) is not met, then, upon written request (the “Arbitration Notice”) by any Dispute Party (given within twenty (20) calendar days thereafter), the Dispute shall be determined by arbitration before one impartial arbitrator (the “Arbitrator”).  Such arbitration shall be submitted to and administered by the Judicial Arbitration and Mediation Services or its successor pursuant to its then-current “Comprehensive Arbitration Rules and Procedures,” as modified by this Agreement (“JAMS”) (and if, at any time, JAMS no longer exists for such purposes, then all references in this Agreement to JAMS shall be deemed to mean the American Arbitration Association pursuant to its “Commercial Arbitration” rules as modified by this Agreement).

(i) Location.  Such arbitration shall be conducted in Santa Clara County, California (or any other location that is determined mutually by the Dispute Parties, each in their sole and absolute discretion).

(ii) Selection of Arbitrator.  The Dispute Parties shall immediately, but no later than fifteen (15) calendar days after the giving of the Arbitration Notice, jointly select the Arbitrator.  If the Dispute Parties do not agree on the Arbitrator within such 15-calendar day period, then the Arbitrator shall be appointed in accordance with relevant California law.

(iii) Discovery and Depositions.  The Arbitrator shall, in his or her reasonable discretion, allow for reasonable discovery requests including without limitation production of relevant documents and depositions.

(iv) No Punitive Damages.  Notwithstanding anything to the contrary in this Agreement, absent a finding of fraud, the Arbitrator shall not be authorized to award punitive damages with respect to any such claim or controversy, nor shall any Dispute Party seek or be awarded punitive damages relative to any matter under, arising out of, or relating to this Agreement in any other forum.

(v) Costs and Expenses.  Each Dispute Party shall bear its own costs of any arbitration under this Agreement (including without limitation legal fees, the cost of the record or transcripts of such arbitration, if any, and administrative fees), or an equal share of such fees and costs that are not specific to such Dispute Party.  Notwithstanding the foregoing, if a Dispute Party is determined by the Arbitrator not to be prevailing, then such non-prevailing Dispute Party shall be responsible for all such fees and costs (as determined by the Arbitrator) unless such non-prevailing Dispute Party is nevertheless found by the Arbitrator to be entitled to indemnity under Section 5.5 (in which case the Company shall be responsible for such non-prevailing Dispute Party’s fees and costs and such non-prevailing Dispute Party shall not be liable for the fees and costs of the prevailing Dispute Party(ies)).

(vi) Deadline for Arbitrator.  Each Dispute Party shall instruct the Arbitrator to render his or her decision no later than, and each Dispute Party shall use its good faith efforts to cause the Arbitrator’s decision to be issued on or before, sixty (60) calendar days after the selection of the Arbitrator.

(vii) Effect of Arbitrator’s Determination.  In all cases, the determination of the Arbitrator shall be final and binding on each Dispute Party.  Judgment on the Arbitrator’s award may be entered in any court having jurisdiction.

(viii) Provisional Judicial Relief.  Notwithstanding anything to the contrary in this Section 11.3, any Dispute Party may seek any provisional remedy available at law or in equity in any state or federal court in Santa Clara County, California without compromising the right and obligation, subject to Section 11.3(a) and Section 11.3(c), to arbitrate ultimately and finally all Disputes.

11.4 Choice of Law.  This Agreement, and the application or interpretation of this Agreement, shall be governed exclusively by its terms and by the internal laws of the State of California, without regard to principles of conflict of laws.

11.5 Jurisdiction.  Subject to the provisions of Section 11.3, each Party hereby consents to the exclusive jurisdiction of the state and federal courts sitting in California in any action on a claim arising out of, under, or in connection with this Agreement or the transactions contemplated by this Agreement, provided such claim is not required to be arbitrated pursuant to Section 11.3 and, subject to Section 11.3, any Member may maintain a legal action or proceeding in the courts of the State of Delaware with respect to matters relating to the organization or internal affairs of the Company.  Each Party further agrees that personal jurisdiction over such Party may be effected by service of process by registered or certified mail addressed as provided in Section 11.1, and that when so made shall be as if served upon such Party personally within the State of California.

11.6 Signer’s Warranty.  Each individual executing this Agreement on behalf of an Entity hereby represents and warrants to the other Parties that (a) such individual has been duly and validly authorized to execute and deliver this Agreement and any and all other documents contemplated by this Agreement on behalf of such Entity, and (b) this Agreement and all documents executed by such individual on behalf of such Entity pursuant to this Agreement are and will be duly authorized, executed, and delivered by such Entity.

11.7 Waiver of Action for Partition.  Each Member irrevocably waives during the term of the Company any rights that it may have to maintain any action for partition with respect to the property of the Company.

11.8 Amendments.  The provisions of this Agreement may be amended only as follows.

(a) Exhibit “A”.  The Manager may unilaterally amend attached Exhibit “A” to the extent in strict accordance with express provisions of this Agreement.

(b) Certificate of Formation.  The provisions of the Certificate of Formation may be amended only with the written approval of the Manager and a Voting Majority, except that amendments to the Certificate of Formation required by applicable law or express provisions of this Agreement need not be approved by any Members.

(c) Financing.  The Manager may unilaterally amend this Agreement to the extent required by any lender providing any Financing, except that no such amendment shall adversely modify the distributions due any Member in a manner that is different than how all other Members are affected by such amendment, without the prior written consent of the adversely affected Member.

(d) Other Amendments.  All other amendments require the written approval of the Manager and all Members (which shall be in its and their sole and absolute discretion).  No amendment shall, without the unanimous signed, written consent of all Parties, amend this Section 11.8.

11.9 Waivers.  The failure of any Party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.  Any waiver of any provision of this Agreement and any consent to any departure of any Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

11.10 Rights and Remedies Cumulative.  The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any Party shall not preclude or waive the right to use any or all other remedies.  Such rights and remedies are given in addition to any other rights the Parties may have by law, statute, ordinance, or otherwise.

11.11 Time and Days.  Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run to and include the next day which is a Business Day.

11.12 Additional Documents and Acts.  Each Party shall execute and deliver such additional documents and instruments and perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

11.13 Heirs, Successors, and Assigns.  Each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon and inure to the benefit of the Parties and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

11.14 Parties in Interest; No Third Party Beneficiaries.  Except as expressly provided in the Act, nothing in this Agreement shall (a) confer any rights or remedies on any Person other than the Manager and the Members and their respective successors and permitted assigns, (b) relieve or discharge any obligation or liability of any third party to any Member or Manager, or (c) give any third party any right of subrogation or action over or against any Member or Manager.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any third-party creditor of the Company.

11.15 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.16 Severability of Provisions.  If any provision of this Agreement or the application of such provision to any Person or circumstance shall be invalid, illegal, or unenforceable to any extent, then the remainder of this Agreement and the application of such remainder shall not be affected and shall be enforceable to the fullest extent permitted by law.

11.17 Complete Agreement.  This Agreement, each exhibit to this Agreement, and the Certificate of Formation constitute the complete and exclusive statement of agreement among the Parties with respect to the subject matter of this Agreement and the Certificate of Formation and replace and supersede all prior written and oral agreements or statements by and between the Parties or any of them.  No representation, statement, condition, or warranty not contained in this Agreement or the Certificate of Formation shall be binding on the Parties or have any force or effect whatsoever.

11.18 Appendices, Schedules, and Exhibits.  All references in this Agreement to exhibits, and schedules shall, unless otherwise expressly provided, be deemed to be references to the appendices, exhibits, and schedules attached to this Agreement.  All such appendices, exhibits, and schedules attached to this Agreement are incorporated into this Agreement as though fully set forth in this Agreement.

11.19 Interpretation.  When required by the context, the singular number shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

11.20 Construction.  Each Party has been represented by legal counsel in connection with the negotiation of the transactions in this Agreement and the drafting and negotiation of this Agreement (or has knowingly elected not to be represented by legal counsel).  Each Party (and if it elected to be represented by legal counsel, its legal counsel) has or have had an opportunity to review and suggest revisions to the language of this Agreement.  Accordingly, it is the intent of the Parties that no provision of this Agreement shall be construed for or against or interpreted to the benefit or disadvantage of any Party by reason of any Party’s having or being deemed to have structured or drafted such provision.  If any claim is made by any Party relating to any conflict, omission, or ambiguity in this Agreement, then no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or such Party’s counsel.

11.21 Headings.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

11.22 Statutes.  Any reference in this Agreement to any statute, law, ordinance, code, or regulation, or any section or provision thereof, shall be deemed to include any future amendments thereto and any similar provisions of law that may hereafter replace or be substituted for such provision, whether or not designated by the same title or number.

11.23 Cross-References.  All cross-references in this Agreement, unless specifically directed to another agreement or document, refer to provisions within this Agreement.

11.24 Consents.  All references in this Agreement to the “sole and absolute discretion” of a Person (with respect to consents, votes, determinations, decisions and similar actions by such Person) shall be deemed to allow such Person to have complete and total latitude to provide or withhold such consent, vote, determination, decision or action, even if acting arbitrarily, capriciously, or unreasonably.

11.25 Articles in Exhibits.  The provisions of Article 12 of this Agreement are set forth in attached Exhibit “B”.  The provisions of Article 13 of this Agreement are set forth in attached Exhibit “C”.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

1 Initial Capital Contributions, Allocation and other Tax provisions subject to review by Cooley tax partner Bill Morrow.

2 Subject to review and comments by Cooley environmental partners.

587048 v8/SD	--

Manager

NV MANAGER, LLC, a California limited liability company

By: Nanook Ventures, LLC, a Delaware limited liability company, Manager

By: Nanook Interests LLC, a Delaware limited liability Company, Managing Member

By: Nanook Management LLC, a Delaware limited liability company, Managing Member

By: /s/ Lammot J. DuPont

Name: Lammot J. DuPont

Title: Manager

Members

NANOOK VENTURES LLC, a Delaware limited liability company

By: Nanook Interests LLC, a Delaware limited liability Company, Managing Member

By: Nanook Management LLC, a Delaware limited liability company, Managing Member

By: /s/ Lammot J. DuPont

Name: Lammot J. DuPont

Title: Manager

OWENS MORTGAGE INVESTMENT FUND, a California limited partnership

By: /s/ William C. Owens
Name: William C. Owens
Title: President, Owens Financial Group, Inc.,
General Partner

587048 v8/SD

EXHIBIT “A”

INITIAL CAPITAL CONTRIBUTIONS; INITIAL CAPITAL ACCOUNTS;

AND INITIAL PERCENTAGE INTERESTS OF MEMBERS

Name, Address, and Tax ID for Members	Initial Capital Contributions and Initial Capital Accounts	Initial Percentage Interests
Owens Mortgage Investment Fund 2221 Olympic Blvd Walnut Creek, CA 94595 TIN: ________	$3,175,000.00	50.000%
Nanook Ventures LLC 1212 New York Ave.,NW, #900] Washington D.C. 20005 TIN: ________	$3,175,000.00	50.000%
TOTALS	___________ $6,350,000.00	_______ 100.00%

Manager

NV Manager, LLC

________ 1212 New York Ave., NW, #900

________ Washington D.C. 20005

587048 v8/SD	A-1

B EXHIBIT “B”

ARTICLE 12

DEFINED TERMS

The following terms used in this Agreement have the following meanings (unless otherwise expressly provided elsewhere in this Agreement):

12.1 “Act”.  means the California Limited Liability Company Act, as amended from time to time.

12.2 “Adjusted Capital Account Balance”.  means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Increased by any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate (second to last) sentence of Treasury Regulations 1.704-2(g)(1) and 1.704-2(i)(5) (i.e., minimum gain); and

(b) Decreased by such Member’s share of the items described in Treasury Regulations 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

12.3 “Affiliate”.  means, with respect to any Person, any other Person (a) which is an employee, officer, partner, manager, member, shareholder, director, agent or contractor of such first Person, (b) in which such first Person directly or indirectly owns greater than a fifty percent (50%) interest (whether economic or voting), (c) which directly or indirectly owns a fifty percent (50%) interest (whether economic or voting) in such first Person, or (d) which, directly or indirectly, is in control of, is controlled by, or is under control with, such first Person.  For purposes of this definition of Affiliate, “control” and “controlled” with respect to any Person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

12.4 “Agreement”.  means this Operating Agreement of the Company as originally executed and as amended from time to time.

12.5 “Arbitration Notice”.  is defined in Section 11.3(d).

12.6 “Arbitrator”.  is defined in Section 11.3(d).

12.7 “Assignee”.  is defined in Section 8.7.

12.8 “Avis Lease”.  is defined in Section 1.1(c).

12.9 “Bad Act”.  means, with respect to any Person, if any of the following is determined by a court or arbitrator order, judgment, decree, or decision:  recklessness, fraud, a criminal act, misapplication of funds derived from the Property, deceit, intentional misrepresentation, intentional damage or destruction of the Property, or any part thereof, gross negligence, willful misconduct, or a wrongful taking, or a material breach of its obligations under this Agreement which breach is not cured within thirty (30) days of written notice thereof from a Member.

12.10 “Bankruptcy”.  means, with respect to any Person, any of the following:

(a) The filing by such Person of a voluntary petition under any federal or state law for the relief of debtors.

(b) The filing against such Person of an involuntary proceeding under any such law.

(c) The making of a general assignment for the benefit of such Person’s creditors.

(d) An assignment of any Interest by a Member (including any Economic Interest) for the benefit of creditors.

(e) The appointment of a receiver, trustee, liquidator or administrator of all or substantially all property or business of such Person.

(f) The seizure by a sheriff, receiver, or bankruptcy trustee of a substantial portion of such Person’s assets.

No Bankruptcy shall occur in the case of an event described in Section 12.10(b), Section 12.10(e) or Section 12.10(f) until such proceeding, appointment, or seizure has been pending for at least sixty (60) calendar days.  No filing as a Chapter 11 or Chapter 13 reorganization (with no change of ownership or control of the relevant Interest of such Person subject to such filing) shall be deemed to constitute a Bankruptcy under this Section 12.10 for so long as such filing is maintained as a Chapter 11 or Chapter 13 reorganization and for so long as there is no change of ownership or control of the relevant Interest of such Person.

12.11 “Business Day”.  means any day other than a Saturday, Sunday, State of California or national holiday, or other day on which commercial banks in California are generally not open for business.

12.12 “Buy/Sell Amount”.  is defined in Section 7.8

12.13 “Buy/Sell Notice”.  is defined in Section 7.8

12.14 “Buy/Sell Offeree”.  is defined in Section 7.8

12.15 “Buy/Sell Offeror”.  is defined in Section 7.8

12.16 “Buy/Sell Right”.  is defined in Section 7.8.

12.17 “Capital Account”.  means an account which shall be established and maintained for each Member in accordance with Treasury Regulations 1.704-1(b)(2)(iv), including the following requirements.

(a) Each Member’s Capital Account shall be credited with (i) the amount of the Member’s Capital Contribution(s), (ii) the Member’s distributive share of Profits (and any item in the nature of income or gain which is allocated to such Member, including income and gain exempt from tax), and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any Company property distributed to such Member.

(b) Each Member’s Capital Account shall be debited by (i) the amount of cash and the Gross Asset Value of any Company property distributed to the Member, (ii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company, and (iii) such Member’s distributive share of Losses.

(c) Whenever the Gross Asset Values of Company property are adjusted pursuant to Section 12.49, the Capital Accounts of all Members shall be adjusted in the manner provided in Treasury Regulations 1.704-1(b)(2)(iv)(f) and (g) to reflect, among other items, the aggregate net adjustment as if the Company had recognized gain or loss equal to the amount of the adjustment.

(d) If any Interest is transferred in accordance with this Agreement, then the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the transferred Interest.

(e) If property is distributed to a Member, then, before the Capital Account of such Member is adjusted as required by this Section 12.17, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in such property (that has not been reflected in such Capital Accounts previously) would be allocated among the Members as if there were a taxable disposition of such property for its gross fair market value on the date of distribution.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  If the Tax Matters Partner, upon the advice of tax counsel, determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations, then the Tax Matters Partner is hereby authorized to make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 9.3 upon the dissolution of the Company.

12.18 “Capital Contribution”.  means the total amount of money contributed to the Company, the initial Gross Asset Value of any property contributed to the Company, and services rendered or to be rendered to the Company by any Member (or its predecessors).

12.19 “Capital Notice”.  is defined in Section 3.8(a).

12.20 “Certificate of Formation”.  means the Certificate of Formation of the Company, as amended from time to time.

12.21 “Closing”.  is defined in Section 1.1(a).

12.22 “Code”.  means the Internal Revenue Code of 1986 as amended from time to time, or corresponding provisions of subsequent superseding federal revenue laws.

12.23 “Company”.  means 1850 De La Cruz LLC, a California limited liability company.

12.24 “Company Minimum Gain”.  means, as provided in and subject to Treasury Regulations 1.704-2(d), the amount determined as follows:  first, compute, with respect to each nonrecourse liability of the Company, the amount of income or gain that would be realized by the Company if the Company disposed of (in a taxable transaction) the Company property subject to the nonrecourse liability (and for no other consideration); and add together the amounts so computed for all nonrecourse liabilities of the Company; add to this sum the Company’s allocable share of any Company Minimum Gain of any other Entity treated as a partnership for tax purposes in which the Company has an interest as provided in Treasury Regulations 1.704-2(k); this sum is the “Company Minimum Gain.”

12.25 “Contributed Property”.  is defined in Section 3.3.

12.26 “Contributing Members”.  is defined in Section 3.8(d).  Reference to “Contributing Member” means any of the Contributing Members.

12.27 “Deceased Member or Changed Trustee”.  is defined in Section 8.1(b).

12.28 “Depreciation”.  means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

12.29 “Disability”.  is defined in Section 5.3(c)(ii).

12.30 “Dispute”.  is defined in Section 11.3(a).

12.31 “Dispute Notice”.  is defined in Section 11.3(a).

12.32 “Dispute Parties”.  is defined in Section 11.3(a).  Reference to “Dispute Party” means any of the Dispute Parties.

12.33 “Dissolution Event”.  is defined in Section 9.1(a).

12.34 “Distributable Cash”.  means all cash, receipts, and funds received by the Company during any Fiscal Year from the Company’s operations or from any other source of any kind (including without limitation any Reserves from a previous Fiscal Year that no longer need to be set aside or allocated to reserves) but excluding Major Capital Event Proceeds.

12.35 “Economic Interest”.  means, with respect to a Member and its Interest, (a) the right to receive allocations of the Company’s Profits, Losses, or similar items of income, gain, loss, deduction, credit, or similar items (to which the Transferor would be entitled as to the Transfer Interest), (b) the right to receive distributions of cash or other property from the Company, and (c) the right to contribute capital (as applicable to the Transferee with respect to the Transfer Interest) under Article 3 (and the holder of an Economic Interest shall be subject to any dilution set forth in this Agreement for a failure to so contribute capital).  The holder of such Economic Interest shall not be deemed or considered to be a Member or Substitute Member, and shall not have the right to vote or consent with respect to any matter under this Agreement or the Act, to inspect the books of the Company, to participate in management of the Company, or to exercise any other right of a Member or Substitute Member.

12.36 “Effective Date”.  is defined in the introductory Paragraph of this Agreement.

12.37 “Entity”.  means any general partnership, limited partnership, limited liability company, corporation, joint venture, business or statutory trust, cooperative, association, or any other entity or Person that is not a natural person.

12.38 “Entity CPA”.  means the certified public accountant for the Company, as determined by the Tax Matters Partner.

12.39 “Environmental Work”.  is defined in Section 7.7.

12.40 “Environmental Work Completion Date”.  is defined in Section 7.8.

12.41 “Escrow Holder”.  is defined in Section 3.3(b).

12.42 “Excess Company Loan”.  is defined in Section 3.8(d)(i).

12.43 “Excess Member Loan”.  is defined in Section 3.8(d)(ii).

12.44 “Excess Member Loan Payments”.  is defined in Section 3.8(d)(ii).

12.45 “Executive Order”.  means Executive Order No. 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, as amended from time to time.

12.46 “Fair Market Value”.  is defined in Section 8.4(a).

12.47 “Financing”.  means any mortgage financing, refinancing or borrowing secured by the Property or any portion of the Property including additions to borrowing initially made to finance the purchase of the Property, but excluding any loan made by the Company.

12.48 “Fiscal Year”.  means the Company’s fiscal year, which shall be the calendar year.

12.49 “Gross Asset Value”.  means, with respect to any asset, the adjusted basis of the asset for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be its gross fair market value, as reasonably determined by the contributing Member and the Company.

(b) The Gross Asset Values of all assets of the Company shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Tax Matters Partner, as of the following times:

(i) The acquisition of additional Interests in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii) The distribution by the Company to a Member of more than a de minimis amount of Company property or money in consideration for an Interest if the Tax Matters Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members .

(iii) Notwithstanding anything to the contrary in Section 12.49(b)(ii), on the liquidation of the Company within the meaning of Treasury Regulations 1.704-1(b)(2)(ii)(g).

(iv) The Gross Asset Value of any asset of the Company distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

(v) If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 12.49(a) or Section 12.49(b), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

12.50 “Interest”.  means the entire interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, the right to receive distributions, the right to vote, and the right to receive information regarding the Company, as provided in this Agreement and the Act, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.  Reference to “Interests” means, collectively, the Interest of each and every Member.

12.51 “Involuntary Transfer”.  is defined in Section 8.1(c).

12.52 “Involuntary Transferor”.  is defined in Section 8.4.

12.53 “IRS”.  means the Internal Revenue Service.

12.54 “JAMS”.  is defined in Section 11.3(d).

12.55 “Law Firm”.  is defined in Section 10.4.

12.56 “Law Firm Client”.  is defined in Section 10.4.

12.57 “Losses”.  is defined in Section 12.78.

12.58 “Major Capital Event”.  means (a) the sale, exchange, or other transfer of all or substantially all of the assets of the Company, (b) the recovery of damage awards, condemnation awards, and insurance proceeds (other than business or rental interruption insurance proceeds), or (c) the placement of Financing upon the assets of the Company.

12.59 “Major Capital Event Proceeds”.  means the net cash proceeds received by the Company resulting from a Major Capital Event (including interest income of the Company in respect of the Major Capital Event  that is not reinvested in the Property or otherwise retained by the Company for the continuation of its business, as determined by the Manager, in its sole and absolute discretion).

12.60 “Manager”.  means the manager determined pursuant to Article 5.  References to the Managers in the plural, or other like references shall also, where the context so requires, be deemed to include the singular or the masculine or feminine reference, as the case may be, and vice versa.

12.61 “Members”.  means the initial members of the Company admitted as such pursuant to the terms of this Agreement, or their permitted successors and assigns, and/or any other Person admitted as a member or Substitute Member pursuant to the terms of this Agreement.  References to Member in the singular, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be, and vice versa.

12.62 “Nanook”.  is defined in the introductory Paragraph of this Agreement.

12.63 “Non-Permitted Transfer on Death or Trustee Change”.  is defined in Section 8.1(b).

12.64 “Nonrecourse Debt”.  means a liability of the Company to the extent that no Member or a Person related to such Member bears the economic risk of loss for that liability under Treasury Regulations 1.752-2.

12.65 “Non-Transferring Member(s)”.  is defined in Section 8.4.

12.66 “NV Manager”.  is defined in the introductory Paragraph of this Agreement.

12.67 “OFAC”.  means the Office of Foreign Assets Control, United States Department of the Treasury, or any other office, agency or department that succeeds to the duties of OFAC.

12.68 “Owens”.  is defined in the introductory Paragraph of this Agreement.

12.69 “Executive Order”.  means Executive Order No. 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, as amended from time to time.

12.70 “Officer”.  means one or more Persons designated as such by the Manager pursuant to this Agreement, if any.

12.71 “Parties”.  means, collectively, the Manager and the Members.  Reference to a “Party” means any one of the Parties.

12.72 “Patriot Act”.  means Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

12.73 “Patriot Act Related Laws”.  means those laws, regulations, orders and sanctions, state and federal, criminal and civil, that (a) limit the use and/or seek the forfeiture of proceeds from illegal transactions, (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the U.S., (c) require identification and documentation of the parties with whom a financial institution conducts business, or (d) are designed to disrupt the flow of funds to terrorist organizations.  For purposes of clarification, Patriot Act Related Laws shall be deemed to include the Executive Order, the Patriot Act, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. Appx. 1 et seq.), the Cuban Democracy Act (22 U.S.C.§§ 6001-10), the Cuban Liberty and Democratic Solidarity (LIBERTAD) Act (22 U.S.C. 6021-91), the Iraq Sanctions Act of 1990 (Pub. L. 101-513), the Terrorism Sanctions Regulations (31 C.F.R. Part 595), the Antiterrorism and Effective Death Penalty Act of 1996 (8 U.S.C. § 1189, 18 U.S.C. § 2332b and 18 U.S.C. § 2332d), the Terrorism List Governments Sanctions Regulations (31 C.F.R. Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 C.F.R. Part 597), the United Nations Participation Act (22 U.S.C. § 287c), and the International Security and Development Cooperation Act (22 U.S.C. §§ 2349 aa-9); each as amended, and the sanctions regulations promulgated pursuant to the foregoing by the Office of Foreign Assets Control of the U.S. Department of Treasury, as well as laws relating to prevention and detection of money laundering in Sections 1956 and 1957 of Title 18 of the U.S. Code, as amended.

B-8

12.74 “Percentage Interest”.  means, with respect to a Member the “Percentage Interest” of such Member as set forth opposite the name of such Member under such column in the relevant portion of attached Exhibit “A”, which may be adjusted from time to time pursuant to this Agreement.

12.75 “Permitted Transfer”.  is defined in Section 8.1(a).

12.76 “Permitted Transferee”.  is defined in Section 8.1(a).

12.77 “Person”.  means an individual, partnership, limited liability company, trust, estate, association, corporation, pension, profit sharing, or other employee benefit plan, or other Entity, as well as guardian, trustee, executor, administrator, committee, trustee in bankruptcy, receiver, assignee for the benefit of creditors, conservator, or other Person acting in a fiduciary capacity.

12.78 “Profits” or “Losses”.  means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments.

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be included as if it were taxable income.

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations 1.704-1(b)(2)(iv)(i), shall be taken into account in computing such taxable income or loss as if they were deductible items.

(c) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

(d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, the Company shall compute such deductions based on the book value of Company property, in accordance with Treasury Regulations 1.704-1(b)(2)(iv)(g)(3).

(e) Any items which are specifically allocated pursuant to a Code Section 754 election, a recharacterization of a guaranteed payment as a distribution, a qualified income offset, minimum gain chargeback, nonrecourse deduction special allocation, or a gross income allocation shall not be taken into account in computing Profits or Losses.

(f) Notwithstanding anything to the contrary in this Agreement, Profits and Losses shall be adjusted as necessary to ensure compliance with Treasury Regulations 1.704-1(b) or other applicable Treasury Regulations.

12.79 “Property”.  means the “Property,” as such term is defined in the Purchase and Sale Agreement and all appurtenances thereto that may arise or exist after the Effective Date, all of which includes and is located on or related to that certain land located at 1850 De La Cruz Boulevard, and 556-558 Reed Street in the City of Santa Clara, Santa Clara County, California, consisting of approximately 4.64 acres.

12.80 “Purchase and Sale Agreement”.  is defined in Section 1.1(a).

12.81 “Purchase Option”.  is defined in Section 8.4.

12.82 “Purchase Option Buyers”.  is defined in Section 8.4(b).

12.83 “Purchase Option Notice”.  is defined in Section 8.4(b).

12.84 “Purchase Option Price”.  is defined in Section 8.4(b).

12.85 “Regulatory Allocations”.  is defined in Section 13.1(e).

12.86 “Removal Event”.  is defined in Section 5.3(c).

12.87 “Required Amount”.  is defined in Section 3.8(a).

12.88 “Required Capital”.  is defined in Section 3.8(a).

12.89 “Reserves”.  means, with respect to any Fiscal Year, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Manager for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

12.90 “ROFO”.  is defined in Section 8.5.

12.91 “ROFO Notice”.  is defined in Section 8.5.

12.92 “Safe Harbor Election”.  means the safe harbor election described in any final version of proposed Treasury Regulations 1.83-3(1) or IRS Notice 2005-43, I.R.B. 2005-24 (May 20, 2005), through which an Entity may elect to treat an interest transferred to a service provider as having a fair market value equal to the liquidation value (as that term is defined in IRS Notice 2005-43) of that interest.

12.93 “Securities Laws”.  means the Securities Act of 1933, as amended, the California Corporate Securities Law of 1968, as amended, and/or any California or other applicable blue sky or securities laws.

12.94 “Shortfall Amount”.  is defined in Section 3.8(c).

12.95 “Shortfall Capital Contributions”.  is defined in Section 3.8(d).

12.96 “Shortfall Makeup Rights”.  is defined in Section 3.8(d).

12.97 “Shortfall Member”.  is defined in Section 3.8(c).

12.98 “Shortfall Notice”.  is defined in Section 3.8(c).

12.99 “Substitute Member”.  is defined in Section 8.7.

12.100 “Target Final Balances”.  is defined in Section 9.6.

12.101 “Tax Matters Partner”.  is defined in Section 6.1.

12.102 “Third Party Price”.  is defined in Section 8.6.

12.103 “Transfer”.  is defined in Section 8.1.

12.104 “Transfer Interest”.  is defined in Section 8.6.

12.105 “Transfer Notice”.  is defined in Section 8.6.

12.106 “Transferee”.  is defined in Section 8.6.

12.107 “Transferor”.  is defined in Section 8.6.

12.108 “Treasury Regulations”.  means the Income Tax Regulations, including temporary regulations, promulgated under the Code, as amended from time to time.

12.109 “Unrecovered Capital Contributions”.  means, with respect to each Member, the amount of Capital Contributions made by such Member, adjusted as follows:

(a) Reduced by the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any of the following provisions:  Section 4.1(a)(iii), Section 4.1(b)(iii), and Section 4.1(b)(iv) (including without limitation under Section 4.1(b)(iii), and Section 4.1(b)(iv) by virtue of the provisions of Section 9.3(a)(iii)).

(b) Reduced by the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) Increased by the amount of any Company liabilities which, in connection with any distributions by the Company to such Member, are assumed by such Member or are secured by any Company property distributed to such Member.

If any Member (or Assignee) Transfers all or any portion of its Interest (or Economic Interest) in accordance with the terms of this Agreement, its Transferee shall succeed to the Unrecovered Capital Contributions of the Transferor to the extent it relates to the Transfer Interest.

12.110 “Voluntary Transfer”.  is defined in Section 8.1(d).

12.111 “Voting Majority”.  means Members entitled to vote holding collectively fifty percent (50%) or more of the total Percentage Interests of all Members entitled to vote (as set forth in Section 7.5(b)).

12.112 “Withholding Tax Deficiency”.  is defined in Section 13.9(c).

587048 v8/SD	B-11

C           EXHIBIT “C”

ARTICLE 13

ADDITIONAL TAX PROVISIONS

13.1 Special Tax Provisions.  Prior to making any allocations under Section 4.2, the following allocations shall be made:

(a) Except as otherwise provided in Section 13.1(b) and Section 13.1(c), if any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in proportion to such Member’s respective negative balance in its Adjusted Capital Account Balance in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the negative balance in its Adjusted Capital Account Balance as quickly as possible.  It is intended that this Section 13.1(a) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations 1.704(b)(2)(ii)(d)(3) and shall be interpreted consistently with such Treasury Regulations.

(b) Nonrecourse Deductions (as defined in Treasury Regulations 1.704-2(b)(1)) for each Fiscal Year, or portion thereof, shall be allocated among the Members pro rata in proportion to their respective Percentage Interests.  Except as provided in Section 13.1(c), if there is a net decrease in Company Minimum Gain for a Fiscal Year, each Member shall be specially allocated, before any other allocation of Company items for such Fiscal Year, items of gross income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, the amount of such Member’s share of the net decrease in Company Minimum Gain during such year, determined in accordance with Treasury Regulations 1.704-2(f) and 1.704-2(i).  The income allocated pursuant to this Section 13.1(b) in any Fiscal Year shall consist first of gains recognized from the disposition of property subject to one or more Nonrecourse Debts, and any remainder shall consist of a pro rata portion (in proportion to their respective Percentage Interests) of other items of income or gain of the Company.  This Section 13.1(b) shall be applied separately with respect to Company Minimum Gain attributable to Nonrecourse Debt and other Company Minimum Gain.  The items to be so allocated shall be determined in accordance with Treasury Regulations 1.704-2(f), 1.704-2(a), 1.704-2(i) and 1.704-2(j)(2)(ii).

(c) The allocation of gain or gross income otherwise required pursuant to Section 13.1(b) shall not apply to a Member to the extent that (i) such Member’s share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument which causes the Company nonrecourse debt to become a partially or wholly recourse debt or a Nonrecourse Debt, and such Member bears the economic risk of loss (within the meaning of Treasury Regulations 1.752-2) for such changed debt, (ii) such Member’s share of the net decrease in Company Minimum Gain results from the repayment of a nonrecourse liability of the Company, which repayment is made using funds contributed by such Member to the capital of the Company, (iii) the IRS waives the requirement of such allocation in response to a request for such waiver made by the Tax Matters Partner on behalf of the Company (which request the Tax Matters Partner may or may not make in the Tax Matters Partner’s sole and absolute discretion if the Tax Matters Partner determines that the Company would be eligible therefor), or (iv) additional exceptions to the requirement of such allocation are established by revenue rulings issued by the IRS pursuant to Treasury Regulations 1.704-2(f)(5), which exceptions apply to such Member, as determined by the Tax Matters Partner in its sole and absolute discretion.

(d) Notwithstanding anything to the contrary in this Agreement, to (i) the extent Losses otherwise allocable to a Member pursuant to Section 4.2 would cause such Member to have a deficit in such Member’s Adjusted Capital Account Balance at the end of any Fiscal Year, such Losses shall not be allocated to such Member and instead shall be allocated to the other Members in proportion to their respective Percentage Interests (to the extent the other Members are not limited in respect of the allocation of Losses) and thereafter to all Members in proportion to their respective Percentage Interests, and (ii) after taking into account all allocations pursuant to Section 4.2, if any Member has a deficit in its Adjusted Capital Account Balance at the end of any Fiscal Year, each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible.

(e) The allocations set forth in this Section 13.1 (the “Regulatory Allocations”) are intended to comply with the minimum gain chargeback requirement in the Treasury Regulations and with certain requirements of Treasury Regulations 1.704-1(b), and shall be interpreted consistently with such Treasury Regulations.  Notwithstanding anything to the contrary in this Agreement (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Profits, Losses and items of income, gains, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other Profits, Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

13.2 Partner Nonrecourse Debt.  Any item of Company loss, deduction or expenditures described in Code Section 705(a)(2)(B) that is attributable to Member Nonrecourse Debt shall be allocated to those Members that bear the economic risk of loss for such Member Nonrecourse Debt, and among such Members in accordance with the ratios in which they share such economic risk determined in accordance with Treasury Regulations 1.704-2(i).

13.3 Excess Nonrecourse Liabilities.  Any “excess nonrecourse liabilities” of the Company (within the meaning of Treasury Regulations 1.752-3(a)(3)) shall be allocated among the Members in proportion to their Percentage Interests.

13.4 Tax Allocations—Interest in the Company; Assignee Provisions.  Notwithstanding anything to the contrary in this Agreement, it is the intent of the Company that the allocations contained in this Article 13 shall be deemed to be in accordance with the Member’s respective “interests in the Company” within the meaning of Section 704(b) of the Code and Treasury Regulations 1.704-1(b).  If the Code or any Treasury Regulations requires allocations of items of income, gain, loss, deduction or credit different from those set forth in this Agreement, then the Tax Matters Partner is hereby authorized to make new allocations in reliance upon the Code, the Treasury Regulations and/or advice of tax counsel (including without limitation to Assignees with respect to their Economic Interests; and, in furtherance thereof, all references to Members in this article 13 and any other tax provision of this Agreement shall, to the extent necessary to comply with the Code and Treasury Regulations, be deemed to include Assignees).  Such new allocations shall be deemed to be made pursuant to the fiduciary obligation of the Tax Matters Partner to the Company and the Members, and no such new allocation shall give rise to any claim or cause of action by any Member or Assignee, whether or not the Tax Matters Partner benefits from such reallocation.

13.5 Change In Interest.  If a Transfer of an Interest occurs during any accounting period or if a Member’s Percentage Interest increases or decreases, then Profits, Losses, each item of Profits and Losses, and all similar items attributed to such Interest for such period shall be divided and allocated between the Transferor and the Transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Tax Matters Partner.  All distributions on or before the date of such Transfer shall be made to the Transferor, and all distributions thereafter shall be made to the Transferee.  Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that if the Company does not receive a notice stating the date such Interest was transferred and such other information as the Tax Matters Partner may reasonably require within thirty (30) calendar days after the end of the accounting period during which the Transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, on the last day of the accounting period during which the Transfer occurs, was the owner of the Interest.  The Tax Matters Partner and the Company shall incur no liability for making allocations and distributions in accordance with the provisions of this Section 13.5.

13.6 Recapture.  Notwithstanding anything to the contrary in this Article 13 allocating Profits and Losses:

(a) To the extent permitted by applicable income tax law, all Profits treated as ordinary income or Section 1231, 1245 or 1250 gain, attributable to the recapture of depreciation or cost recovery deductions shall be allocated among the Members in the same ratio as prior allocations to such Members of the depreciation or cost recovery deductions subject to recapture taking into account any basis adjustments made to the Company’s assets under Code Section 754.

(b) To the extent permitted by applicable income tax law, all tax credits that are recaptured shall be allocated among the Members in the same ratio as prior allocations to such Members of the tax credit subject to recapture.

(c) To the extent permitted by applicable income tax law, all income allocated pursuant to Section 13.6(a) and Section 13.6(b) shall have the same character under the passive loss rules as the deductions giving rise to such allocations.

13.7 Code Section 704(c); Mandatory Tax Allocations.  Notwithstanding anything to the contrary in this Agreement, if Code Section 704(c) or Code Section 704(c) principles applicable under Treasury Regulations 1.704-1(b)(2)(iv) require allocations of income or loss of the Company for tax purposes, in a manner different than that set forth above, the provisions of Code Section 704(c) and the Treasury Regulations thereunder shall control such allocations among the Members.  If the Gross Asset Value of any Company property is adjusted, then subsequent allocations of income, gain, loss, and deduction with respect to such assets shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as required under Code Section 704(c) and the Treasury Regulations thereunder and in accordance with Treasury Regulations 1.704-1(b)(2)(iv)(f)(4) and (b)(4)(i).  All elections under such provisions and Treasury Regulations shall be made by the Tax Matters Partner.

13.8 Capital Account Adjustments.  Upon an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b), the Capital Accounts of the Members shall be adjusted, if adjustment is required, pursuant to Treasury Regulations 1.704-1(b)(2)(iv)(m).

13.9 Company Withholding Obligations.

(a) The Company shall comply with all applicable federal, state, local, or foreign withholding tax obligations, as the same may change from time to time under applicable law.  These withholding requirements are complex, and by his, her or its execution of this Agreement, each Member acknowledges and agrees that if it is or ever becomes a nonresident alien (in accordance with Code Section 7701(b)), a nonresident of any state (e.g., California, pursuant to California Revenue & Taxation Code Sections 17014 and 17015 and related provisions of the California Revenue and Taxation Code and regulations promulgated under such Sections), and/or a foreign corporation, foreign partnership, foreign trust or foreign estate (in accordance with Code Sections 7701(a)(5) and 7701(a)(31), or any other applicable federal or state law) such Member shall immediately notify the Tax Matters Partner in writing of that change of status.

(b) In all cases, the Company shall withhold and pay over to the appropriate taxing agency the amount required under applicable law as determined by the Tax Matters Partner in its sole and absolute discretion.  As of the Effective Date, such withholding obligations (if so required) would be imposed quarterly on the Member’s allocable share of Profits (whether or not cash is distributed), at the highest federal marginal tax rate (currently 35 percent (35%)) for income "effectively connected with a U.S. trade or business," as such term is defined in the Code; and at the current rate of any applicable state (e.g., the California withholding is currently seven percent (7%), eight and eighty-four hundredths percent (8.84%), or nine and three-tenths percent (9.3%), as applicable, for California-source income).

(c) To the extent the Company fails to comply with any such withholding obligations under this Section 13.9 as a result of a Member’s false certification or failure to affirmatively notify the Tax Matters Partner of such Member’s status, all taxes, penalties, and interest (and all related attorneys’ fees and costs), together with interest on the entire sum at the rate of ten percent (10%) per annum calculated on a cumulative (but not compounded) basis, but no more than the maximum rate allowed by law (collectively, a "Withholding Tax Deficiency") shall be borne by and paid by such Member.  Such Member shall indemnify the Company with respect to the Withholding Tax Deficiency.  To the extent any Withholding Tax Deficiency exists with respect to a Member (or has a reasonable probability of existing in the reasonable judgment of the Tax Matters Partner), the Tax Matters Partner shall, in addition to exercising all of the Company’s other remedies at law or in equity, apply all amounts otherwise distributable to such Member to pay any Withholding Tax Deficiency, until such Withholding Tax Deficiency is paid in full and such Member shall receive no distributions unless and until the Withholding Tax Deficiency is paid in full.

(d) Except as otherwise provided in this Section 13.9, any amount so withheld by the Company with respect to a Member shall be treated for purposes of this Agreement as an amount actually distributed to such Member pursuant to Section 4.1.  An amount shall be considered withheld by the Company if and at the time such amount is remitted to a governmental agency without regard to whether such remittance occurs at the same time as the distribution or allocation to which it relates; provided, however, that an amount withheld from a specific distribution or designated by the Tax Matters Partner as withheld with respect to a specific allocation shall be treated as distributed at the time such distribution or allocation occurs.

(e) In the event that the Tax Matters Partner determines in its reasonable discretion that the Company lacks sufficient cash available to pay withholding taxes in respect of a Member, the Tax Matters Partner may, in its sole and absolute discretion, (i) make a loan or Capital Contribution to the Company to enable the Company to pay such taxes or (ii) require that an amount equal to such taxes with respect to a Member be paid promptly to the Company by such Member.  Any such loan shall be full-recourse to the Company and shall bear interest at the rate of ten percent (10%) per annum calculated on a cumulative (but not compounded) basis, but no more than the maximum rate allowed by law.  Notwithstanding anything to the contrary in this Agreement, any loan (including interest accrued thereon) or Capital Contribution made to the Company by the Tax Matters Partner pursuant to this Section 13.9(e) shall be repaid or returned as promptly as is reasonably possible.  Interest expense on any such advance as it relates to a withholding tax on a Member shall be borne by and specially allocated to such Member.  Future distributions otherwise to be made to a Member pursuant to Section 4.1 shall be reduced by the amount repaid to the Tax Matters Partner in respect of a loan or Capital Contribution made with respect to withholding taxes in respect of such Member.

(f) Taxes withheld by third parties from payments to the Company shall be treated as if withheld by the Company for purposes of this Section 13.9.  Such withholding shall be deemed to have been made in respect of each Member to which such withholding is directly attributable, as determined by the Tax Matters Partner, in proportion to their respective allocative shares under Section 4.2 of the underlying items of Profit to which such third party payments are attributable (calculated as though the aggregate allocable share of such Member was 100% (one hundred percent)).  In the event that the Company receives a refund of taxes previously withheld by a third party from one or more payments to the Company, the economic benefit of such refund shall be apportioned to each Member to which such refund is directly attributable in a manner reasonably determined by the Tax Matters Partner to offset the prior operation of this Section 13.9(f) in respect of such withheld taxes.

13.10 Allocation Provisions Binding.  The Members are aware of the income tax consequences of the allocations made by Article 4 and this Article 13 and hereby agree to be bound by the provisions of Article 4 and this Article 13 in reporting their shares of Company income and loss for income tax purposes so long as all such allocations are made in accordance with applicable law and regulations.

587048 v8/SD

EXHIBIT “D”

Assignment

The undersigned member of 1850 De La Cruz LLC, a California limited liability company (the “Company”), hereby transfers and assigns to ________________________________ (“Assignee”) (1) all right, title, and interest of the undersigned in and to the Company and under the Operating Agreement (the “Agreement”) of the Company (the “Transfer Interest”), and (2) all of the undersigned’s obligations relating to the Transfer Interest and the Agreement.  It is the intent of the undersigned that the Assignee shall succeed to the Transfer Interest as a “Substitute Member” under the Agreement.  This Assignment shall be effective as of ___________________, 200__.

______________________________

[Transferor]

Acceptance of Assignment and

Agreement To Be Bound

The undersigned acknowledges having received and read a copy of that certain Operating Agreement (the “Agreement”) of 1850 De La Cruz LLC, a California limited liability company (the “Company”).  The undersigned hereby (a) accepts the foregoing Assignment, (b) agrees to hold such Transfer Interest as a Substitute Member, and (c) agrees to, and agrees to be bound by, all of the terms and conditions of the Agreement, including without limitation the provisions of Article 10 of the Agreement.  This Acceptance of Assignment and Agreement to be Bound shall be effective as of ___________________, 200__.

______________________________

[Assignee]

Consent to Assignment

The undersigned Manager of 1850 De La Cruz LLC, a California limited liability company, hereby consents to the foregoing Assignment and the foregoing Acceptance of Assignment and Agreement to be Bound, effective as of ___________________, 200__.

______________________________
[Manager]

587048 v8/SD	D-1

INDEX OF DEFINED TERMS

A

Act, B-1
Adjusted Capital Account Balance, B-1
Affiliate, B-1
Agreement, 1, B-1
Arbitration Notice, 37, B-1
Arbitrator, 37, B-1
Assignee, 26, B-1
Avis Lease, 1, B-2

B

Bad Act, B-2
Bankruptcy, B-2
Business Day, B-2
Buy/Sell Amount, 20, B-2
Buy/Sell Notice, 20, B-2
Buy/Sell Offeree, 20, B-2
Buy/Sell Offeror, 20, B-2
Buy/Sell Right, 19, B-3

C

Capital Account, B-3
Capital Contribution, B-3
Capital Notice, 4, B-4
Certificate of Formation, B-4
Closing, 1, B-4
Code, B-4
Company, B-4
Company Minimum Gain, B-4
Contributed Property, 3, B-4
Contributing Members, 5, B-4

D

Deceased Member or Changed Trustee, 22, B-4
Depreciation, B-4
Disability, 10, B-4
Dispute, 37, B-4
Dispute Notice, 37, B-4
Dispute Parties, 37, B-4
Dissolution Event, 28, B-4
Distributable Cash, B-5

E

Economic Interest, B-5
Effective Date, 1, B-5
Entity, B-5
Entity CPA, B-5
Environmental Work, 19, B-5
Environmental Work Completion Date, 20, B-5
Escrow Holder, 3, B-5
Excess Company Loan, 5, B-5
Excess Member Loan, 6, B-5
Excess Member Loan Payments, 6, B-5
Executive Order, B-5, B-8

F

Fair Market Value, 23, B-5
Financing, B-5
Fiscal Year, B-6

G

Gross Asset Value, B-6

I

Interest, B-6
Involuntary Transfer, 22, B-6
Involuntary Transferor, 23, B-6
IRS, B-6

J

JAMS, 38, B-6

L

Law Firm, 35, B-7
Law Firm Client, 35, B-7
Losses, B-7, B-9

M

Major Capital Event, B-7
Major Capital Event Proceeds, B-7
Manager, B-7
Members, B-7

N

Nanook, 1, B-7
Non-Permitted Transfer on Death or Trustee Change, 22, B-7
Nonrecourse Debt, B-7
Non-Transferring Member(s), 23, B-7
NV Manager, 1, B-7

O

OFAC, B-7
Officer, B-8
Owens, 1, B-7

page i

P

Parties, B-8
Party, B-8
Patriot Act, B-8
Patriot Act Related Laws, B-8
Percentage Interest, B-8
Permitted Transfer, 22, B-8
Permitted Transferee, 22, B-8
Person, B-8
Profits, B-9
Property, B-9
Purchase and Sale Agreement, 1, B-9
Purchase Option, 23, B-9
Purchase Option Buyers, 24, B-9
Purchase Option Notice, 24, B-10
Purchase Option Price, 24, B-10

R

Regulatory Allocations, B-10, C-2
Removal Event, 10, B-10
Required Amount, 4, B-10
Required Capital, 4, B-10
Reserves, B-10
ROFO, 25, B-10
ROFO Notice, 25, B-10

S

Safe Harbor Election, B-10
Securities Laws, B-10
Shortfall Amount, 5, B-10
Shortfall Capital Contributions, 6, B-10
Shortfall Makeup Rights, 5, B-10
Shortfall Member, 5, B-10
Shortfall Notice, 5, B-10
Substitute Member, 27, B-10

T

Target Final Balances, 30, B-10
Tax Matters Partner, 14, B-10
Third Party Price, 26, B-10
Transfer, 21, B-11
Transfer Interest, 26, B-11
Transfer Notice, 26, B-11
Transferee, 26, B-11
Transferor, 26, B-11
Treasury Regulations, B-11

U

Unrecovered Capital Contributions, B-11

V

Voluntary Transfer, 23, B-11
Voting Majority, B-11

W

Withholding Tax Deficiency, B-11, C-4

587048 v8/SD	page ii